Exhibit 99.3

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

AN ENERGY FUTURE HOLDINGS CORP. ENTERPRISE

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2016

AND

INDEPENDENT AUDITOR’S REPORT

GLOSSARY

When the following terms and abbreviations appear in the text of this report, they have the meanings indicated below.

acquisition accounting	The acquisition method of accounting for a business combination as prescribed by GAAP, whereby the cost or “acquisition price” of a business combination, including the amount paid for the equity and direct transaction costs, are allocated to identifiable assets and liabilities (including intangible assets) based upon their fair values. The excess of the purchase price over the fair values of assets and liabilities is recorded as goodwill.

AMS	advanced metering system

Bondco	Refers to Oncor Electric Delivery Transition Bond Company LLC, a former wholly-owned consolidated bankruptcy-remote financing subsidiary of Oncor that had issued securitization (transition) bonds to recover certain regulatory assets and other costs. Bondco was dissolved effective December 29, 2016.

Contributed EFH Debtors	Certain EFH Debtors that became subsidiaries of Vistra and emerged from Chapter 11 at the time of the Vistra Spin-Off.

Debtors	EFH Corp. and the majority of its direct and indirect subsidiaries, including EFIH, EFCH and TCEH but excluding the Oncor Ring-Fenced Entities. Prior to the Vistra Spin-Off, also included the TCEH Debtors.

Deed of Trust	Deed of Trust, Security Agreement and Fixture Filing, dated as of May 15, 2008, made by Oncor to and for the benefit of The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon, formerly The Bank of New York), as collateral agent, as amended

EFCH	Refers to Energy Future Competitive Holdings Company LLC, a direct, wholly-owned subsidiary of EFH Corp. and, prior to the Vistra Spin-Off, the parent of TCEH, and/or its subsidiaries, depending on context.

EFH Bankruptcy Proceedings	Refers to voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code filed in U.S. Bankruptcy Court for the District of Delaware on April 29, 2014 (EFH Petition Date) by EFH Corp. and the substantial majority of its direct and indirect subsidiaries, including EFIH, EFCH and TCEH. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings.

EFH Corp.	Refers to Energy Future Holdings Corp., a holding company, and/or its subsidiaries, depending on context. Its major subsidiaries include Oncor and TCEH.

EFH Debtors	EFH Corp. and its subsidiaries that are Debtors in the EFH Bankruptcy Proceedings, excluding the TCEH Debtors

EFH OPEB Plan	Refers to an EFH Corp. sponsored plan (in which Oncor participated prior to July 1, 2014) that offers certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees from the company. Effective July 1, 2014, Oncor ceased participation in the EFH OPEB Plan and established its own OPEB plan.

EFH Petition Date	April 29, 2014. See EFH Bankruptcy Proceedings above.

EFIH	Refers to Energy Future Intermediate Holding Company LLC, a direct, wholly-owned subsidiary of EFH Corp. and the direct parent of Oncor Holdings.

GAAP	generally accepted accounting principles of the U.S.

Investment LLC	Refers to Oncor Management Investment LLC, a limited liability company and minority membership interest owner (approximately 0.22%) of Oncor, whose managing member is Oncor and whose Class B Interests are owned by certain members of the management team and independent directors of Oncor.

LIBOR	London Interbank Offered Rate, an interest rate at which banks can borrow funds, in marketable size, from other banks in the London interbank market

Luminant	Refers to subsidiaries of Vistra (which, prior to the Vistra Spin-Off, were subsidiaries of TCEH) engaged in competitive market activities consisting of electricity generation and wholesale energy sales and purchases as well as commodity risk management and trading activities, all largely in Texas.

Oncor	Refers to Oncor Electric Delivery Company LLC, a direct, majority-owned subsidiary of Oncor Holdings, and/or its former wholly-owned consolidated bankruptcy-remote financing subsidiary, Bondco, depending on context.

Oncor Holdings	Refers to Oncor Electric Delivery Holdings Company LLC, a direct, wholly-owned subsidiary of EFIH and the direct majority owner (approximately 80.03%) of Oncor, and/or its subsidiaries, depending on context.

Oncor OPEB Plan	Refers to a plan sponsored by Oncor (effective July 1, 2014) that offers certain postretirement health care and life insurance benefits to eligible current and former Oncor employees, certain eligible current and former EFH Corp. employees, and their eligible dependents.

Oncor Retirement Plan	Refers to a defined benefit pension plan sponsored by Oncor (effective January 1, 2013).

Oncor Ring-Fenced Entities	Refers to Oncor Holdings and its direct and indirect subsidiaries, including Oncor.

OPEB	other postretirement employee benefits

PUCT	Public Utility Commission of Texas

REP	retail electric provider

Sponsor Group	Refers collectively to certain investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P., TPG Global, LLC (together with its affiliates, TPG) and GS Capital Partners, an affiliate of Goldman, Sachs & Co., that have an ownership interest in Texas Holdings.

TCEH	Refers to Texas Competitive Electric Holdings Company LLC, a direct, wholly-owned subsidiary of EFCH and, prior to the Vistra Spin-Off, the parent company of the TCEH Debtors (other than the Contributed EFH Debtors), depending on the context, that were engaged in electricity generation and wholesale and retail energy market activities, and whose major subsidiaries included Luminant and TXU Energy. Subsequent to the Vistra Spin-Off, Vistra continued substantially the same operations as TCEH.

Texas Holdings	Refers to Texas Energy Future Holdings Limited Partnership, a limited partnership controlled by the Sponsor Group that owns substantially all of the common stock of EFH Corp.

Texas Holdings Group	Refers to Texas Holdings and its direct and indirect subsidiaries other than the Oncor Ring-Fenced Entities.

Texas margin tax	A privilege tax imposed on taxable entities chartered/organized or doing business in the State of Texas that, for accounting purposes, is reported as an income tax.

Texas Transmission	Refers to Texas Transmission Investment LLC, a limited liability company that owns a 19.75% equity interest in Oncor. Texas Transmission is an entity indirectly owned by a private investment group led by OMERS Administration Corporation, acting through its infrastructure investment entity, OMERS Infrastructure Management Inc. (formerly Borealis Infrastructure Management Inc.), and the Government of Singapore Investment Corporation, acting through its private equity and infrastructure arm, GIC Special Investments Pte Ltd. Texas Transmission is not affiliated with EFH Corp., any of EFH Corp.’s subsidiaries or any member of the Sponsor Group.

TXU Energy	Refers to TXU Energy Retail Company LLC, a direct, wholly-owned subsidiary of Vistra (and, prior to the Vistra Spin-Off, a direct subsidiary of TCEH) engaged in the retail sale of electricity to residential and business customers. TXU Energy is a REP in competitive areas of ERCOT.

U.S.	United States of America

Vistra	Refers to Vistra Energy Corp. (formerly TCEH Corp.), and/or its subsidiaries, depending on context. On October 3, 2016, the TCEH Debtors emerged from bankruptcy and became subsidiaries of TCEH Corp. Subsequent to the Vistra Spin-Off, Vistra continued substantially the same operations as TCEH.

Vistra Retirement Plan	Refers to the Vistra Energy Retirement Plan (formerly EFH Retirement Plan), a defined benefit pension plan sponsored by a subsidiary of Vistra, in which Oncor participates. See Oncor Retirement Plan above.

Vistra Spin-Off	Refers to the completion of the TCEH Debtors’ reorganization under the Bankruptcy Code and emergence from the EFH Bankruptcy Proceedings effective October 3, 2016

These consolidated financial statements occasionally make references to Oncor Holdings or Oncor when describing actions, rights or obligations of their respective subsidiaries. References to “we,” “our,” “us” and “the company” are to Oncor Holdings and/or its direct or indirect subsidiaries as apparent in the context. These references reflect the fact that the subsidiaries are consolidated with their respective parent companies for financial reporting purposes. However, these references should not be interpreted to imply that the parent company is actually undertaking the action or has the rights or obligations of the relevant subsidiary company or that the subsidiary company is undertaking an action or has the rights or obligations of its parent company or any other affiliate.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Member of

Oncor Electric Delivery Holdings Company LLC

Dallas, Texas

We have audited the accompanying consolidated financial statements of Oncor Electric Delivery Holdings Company LLC and its subsidiary (the “Company”), which comprise the consolidated balance sheet as of December 31, 2016, and the related consolidated statements of income, comprehensive income, membership interests, and cash flows for the year ended December 31, 2016, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oncor Electric Delivery Holdings Company LLC and its subsidiary as of December 31, 2016, and the results of their operations and their cash flows for the year ended December 31, 2016 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 1 to the consolidated financial statements, the Company has implemented certain ring-fencing measures which management believes mitigate the Company’s potential exposure to the EFH Bankruptcy Proceedings. Our opinion is not modified with respect to this matter.

/s/ Deloitte & Touche LLP

Dallas, Texas

November 13, 2017

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

STATEMENT OF CONSOLIDATED INCOME

Year Ended December 31, 2016
(millions of dollars)
Operating revenues:
Nonaffiliates	$3,205
Affiliates	715

Total operating revenues	3,920

Operating expenses:
Wholesale transmission service	894
Operation and maintenance (Note 13)	754
Depreciation and amortization	785
Income taxes (Note 1, 4, 13)	259
Taxes other than amounts related to income taxes	451

Total operating expenses	3,143

Operating income	777
Other income and (deductions) — net (Note 14)	(15)
Nonoperating income taxes	8
Interest expense and related charges (Note 14)	336

Net income	418
Net income attributable to noncontrolling interests	(86)

Net income attributable to Oncor Holdings	$332

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

STATEMENT OF CONSOLIDATED COMPREHENSIVE INCOME

Year Ended December 31, 2016
(millions of dollars)
Net income	$418
Other comprehensive income:
Cash flow hedges — derivative value net loss recognized in net income (net of tax expense of $1) (Note 1)	2

Total other comprehensive income	2

Comprehensive income	420
Comprehensive income attributable to noncontrolling interests	(86)

Comprehensive income attributable to Oncor Holdings	$334

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

STATEMENT OF CONSOLIDATED CASH FLOWS

Year Ended December 31, 2016
(millions of dollars)
Cash flows — operating activities:
Net income	$418
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	833
Deferred income taxes — net	169
Other — net	(5)
Changes in operating assets and liabilities:
Accounts receivable — trade (including affiliates)	(34)
Inventories	(7)
Accounts payable — trade (including affiliates)	14
Regulatory accounts related to reconcilable tariffs (Note 5)	(55)
Other — assets	40
Other — liabilities	33

Cash provided by operating activities	1,406

Cash flows — financing activities:
Issuances of long-term debt (Note 7)	175
Repayments of long-term debt (Note 7)	(41)
Net (decrease) increase in short-term borrowings (Note 6)	(51)
Distributions to parent (Note 9)	(162)
Distributions to noncontrolling interests	(46)
Debt discount, premium, financing and reacquisition costs — net	10

Cash used in financing activities	(115)

Cash flows — investing activities:
Capital expenditures (Note 13)	(1,352)
Other — net	51

Cash used in investing activities	(1,301)

Net change in cash and cash equivalents	(10)
Cash and cash equivalents — beginning balance	26

Cash and cash equivalents — ending balance	$16

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

CONSOLIDATED BALANCE SHEET

At December 31, 2016
(millions of dollars)
ASSETS
Current assets:
Cash and cash equivalents	$16
Trade accounts receivable from nonaffiliates — net (Note 14)	545
Income taxes receivable from EFH Corp. (Note 13)	57
Materials and supplies inventories — at average cost	89
Prepayments and other current assets	100

Total current assets	807
Investments and other property (Note 14)	100
Property, plant and equipment — net (Note 14)	13,829
Goodwill (Note 1 and 14)	4,064
Regulatory assets (Note 5)	1,974
Other noncurrent assets	14

Total assets	$20,788

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings (Note 6)	$789
Long-term debt due currently (Note 7)	324
Trade accounts payable (Note 13)	231
Income taxes payable to EFH Corp. (Note 13)	20
Accrued taxes other than income taxes	182
Accrued interest	83
Other current liabilities	144

Total current liabilities	1,773
Long-term debt, less amounts due currently (Note 7)	5,515
Accumulated deferred income taxes (Note 1, 4, 13)	2,102
Regulatory liabilities (Note 5)	856
Employee benefit obligations and other (Notes 13 and 14)	2,399

Total liabilities	12,645

Commitments and contingencies (Note 8)
Membership interests (Note 9):
Capital account	6,320
Accumulated other comprehensive loss	(89)

Oncor Holdings membership interest	6,231

Noncontrolling interests in subsidiary	1,912

Total membership interests	8,143

Total liabilities and membership interests	$20,788

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

STATEMENT OF CONSOLIDATED MEMBERSHIP INTERESTS

Year Ended December 31, 2016
(millions of dollars)
Capital account:
Balance at beginning of period	$6,150
Net income attributable to Oncor Holdings	332
Distributions to parent	(162)

Balance at end of period	6,320

Accumulated other comprehensive income (loss), net of tax effects:
Balance at beginning of period	(91)
Net effects of cash flow hedges (net of tax expense of $1)	2

Balance at end of period	(89)

Oncor Holdings membership interests at end of period	$6,231

Noncontrolling interests in subsidiary (Note 10):
Balance at beginning of period	1,803
Net income attributable to noncontrolling interests	86
Distributions to noncontrolling interests	(46)
Change related to future tax distributions from Oncor	69

Noncontrolling interests in subsidiary at end of period	1,912

Total membership interests at end of period	$8,143

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business

References in this report to “we,” “our,” “us” and “the company” are to Oncor Holdings and/or its direct or indirect subsidiaries as apparent in the context. The financial statements are comprised almost entirely of the operations of Oncor; consequently, there are no separate reportable business segments. See “Glossary” for definition of terms and abbreviations.

We are a Dallas, Texas-based holding company whose financial statements are comprised almost entirely of the operations of our direct, majority (approximately 80%) owned subsidiary, Oncor. Oncor is a regulated electricity transmission and distribution company principally engaged in providing delivery services to REPs that sell power in the north-central, eastern and western parts of Texas. Revenues from REP subsidiaries of Vistra (formerly subsidiaries of TCEH) represented 23% of our total operating revenues for the year ended December 31, 2016. We are a direct, wholly-owned subsidiary of EFIH, a direct, wholly-owned subsidiary of EFH Corp. EFH Corp. is a subsidiary of Texas Holdings, which is controlled by the Sponsor Group.

Our consolidated financial statements include our former indirect, bankruptcy-remote financing subsidiary, Bondco, a variable interest entity through December 29, 2016, at which time it was dissolved. This financing subsidiary was organized for the limited purpose of issuing certain transition bonds in 2003 and 2004. Bondco issued transition bonds to recover generation-related regulatory asset stranded costs and other qualified costs under an order issued by the PUCT in 2002. Bondco issued an aggregate $1.3 billion principal amount of transition bonds during 2003 and 2004. The 2003 Series transition bonds matured and were paid in full in 2015. The 2004 Series transition bonds matured and were paid in full in May 2016. Final true-up proceedings and refunds of over-collected transition charges for the 2004 Bonds transition bonds were conducted by Oncor and the PUCT during 2016 and had no material net income impact.

Various “ring-fencing” measures have been taken to enhance the separateness between the Oncor Ring-Fenced Entities and the Texas Holdings Group and our credit quality. These measures serve to mitigate our and Oncor’s credit exposure to the Texas Holdings Group and to reduce the risk that our assets and liabilities or those of Oncor would be substantively consolidated with the assets and liabilities of the Texas Holdings Group in connection with a bankruptcy of one or more of those entities. Such measures include, among other things: Oncor’s sale of a 19.75% equity interest to Texas Transmission in November 2008; maintenance of separate books and records for the Oncor Ring-Fenced Entities; our board of directors and Oncor’s board of directors being comprised of a majority of independent directors; and prohibitions on the Oncor Ring-Fenced Entities providing credit support to, or receiving credit support from, any member of the Texas Holdings Group. The assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of the Texas Holdings Group. None of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or contractual obligations of any member of the Texas Holdings Group. We and Oncor do not bear any liability for debt or contractual obligations of the Texas Holdings Group, and vice versa. Accordingly, our operations are conducted, and our cash flows are managed, independently from the Texas Holdings Group.

EFH Corp. Bankruptcy Proceedings

On the EFH Petition Date, the Debtors commenced proceedings under Chapter 11 of the U.S. Bankruptcy Code. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings. We believe the “ring-fencing” measures discussed above mitigate our and Oncor’s potential exposure to the EFH Bankruptcy Proceedings. See Note 2 for a discussion of the potential impacts of the EFH Bankruptcy Proceedings on our financial statements.

Basis of Presentation

Our consolidated financial statements have been prepared in accordance with GAAP. All dollar amounts in the financial statements and tables in the notes are stated in millions of U.S. dollars unless otherwise indicated. Subsequent events have been evaluated through November 13, 2017, the date these consolidated financial statements were available to be issued.

Use of Estimates

Preparation of our financial statements requires management to make estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet date and the reported amounts of revenue and expense, including fair value measurements. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information. No material adjustments were made to previous estimates or assumptions during the current year.

Revenue Recognition

General

Oncor’s revenue is billed under tariffs approved by the PUCT and the majority of revenues are related to providing electric delivery service to consumers. Tariff rates are designed to recover the cost of providing electric delivery service including a reasonable rate of return on invested capital.    Revenues are generally recognized when the underlying service has been provided in an amount prescribed by the related tariff.

Reconcilable Tariffs

The PUCT has designated certain tariffs (TCRF, EECRF surcharges, AMS surcharges and charges related to transition bonds) as reconcilable, which means the differences between amounts billed under these tariffs and the related incurred costs are deferred as either regulatory assets or regulatory liabilities. Accordingly, at prescribed intervals, future tariffs are adjusted to either repay regulatory liabilities or collect regulatory assets. See “Regulatory Assets and Liabilities” below.

Impairment of Long-Lived Assets and Goodwill

We evaluate long-lived assets (including intangible assets with finite lives) for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

We also evaluate goodwill for impairment annually (at December 1) and whenever events or changes in circumstances indicate that an impairment may exist. The determination of the existence of these and other indications of impairment involves judgments that are subjective in nature and may require the use of estimates in forecasting future results and cash flows.

If at the assessment date our carrying value exceeds our estimated fair value (enterprise value), then the estimated enterprise value is compared to the estimated fair values of our operating assets (including identifiable intangible assets) and liabilities at the assessment date. The resultant implied goodwill amount is compared to the recorded goodwill amount. Any excess of the recorded goodwill amount over the implied goodwill amount is written off as an impairment charge.

The goodwill impairment tests performed in 2016 was based on a qualitative assessment in which we considered macroeconomic conditions, industry and market considerations, cost factors, overall financial performance and other relative factors. Based on tests results, no impairment was recognized in 2016.

Income Taxes

Effective with the November 2008 sale of equity interests in Oncor, Oncor became a partnership for US federal income tax purposes, and subsequently only EFH Corp.’s share of partnership income is included in its consolidated federal income tax return. Our tax sharing agreement with Oncor and EFH Corp. was amended in November 2008 to include Texas Transmission and Investment LLC. The tax sharing agreement provides for the calculation of tax liability substantially as if we and Oncor file our own income tax returns, and requires tax payments to members determined on that basis (without duplication for any income taxes paid by our subsidiaries). Deferred income taxes are provided for temporary differences between our book and tax bases of assets and liabilities.

Amounts of deferred income tax assets and liabilities, as well as current and noncurrent accruals, are determined in accordance with the provisions of accounting guidance for income taxes and for uncertainty in income taxes. The accounting guidance for rate-regulated enterprises requires the recognition of regulatory assets or liabilities if it is probable such deferred tax amounts will be recovered from, or returned to customers in future rates. Investment tax credits are amortized to income over the estimated lives of the related properties.

We classify interest and penalties expense related to uncertain tax positions as current income taxes as discussed in Note 4.

Defined Benefit Pension Plans and OPEB Plans

Oncor has liabilities under pension plans that offer benefits based on either a traditional defined benefit formula or a cash balance formula and an OPEB plan that offers certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees from the company. Costs of pension and OPEB plans are dependent upon numerous factors, assumptions and estimates. See Note 11 for additional information regarding pension and OPEB plans.

Contingencies

We evaluate and account for contingencies using the best information available. A loss contingency is accrued and disclosed when it is probable that an asset has been impaired or a liability incurred and the amount of the loss can be reasonably estimated. If a range of probable loss is established, the minimum amount in the range is accrued, unless some other amount within the range appears to be a better estimate. If the probable loss cannot be reasonably estimated, no accrual is recorded, but the loss contingency is disclosed to the effect that the probable loss cannot be reasonably estimated. A loss contingency will be disclosed when it is reasonably possible that an asset has been impaired or a liability incurred. If the likelihood that an impairment or incurrence is remote, the contingency is neither accrued nor disclosed. Gain contingencies are recognized upon realization.

System of Accounts

Our accounting records have been maintained in accordance with the US Federal Energy Regulatory Commission Uniform System of Accounts as adopted by the PUCT.

Property, Plant and Equipment

Properties are stated at original cost. The cost of self-constructed property additions includes materials and both direct and indirect labor and applicable overhead and an allowance for funds used during construction.

Depreciation of property, plant and equipment is calculated on a straight-line basis over the estimated service lives of the properties based on depreciation rates approved by the PUCT. As is common in the industry, depreciation expense is recorded using composite depreciation rates that reflect blended estimates of the lives of major asset groups as compared to depreciation expense calculated on a component asset-by-asset basis. Depreciation rates include plant removal costs as a component of depreciation expense, consistent with regulatory treatment. Actual removal costs incurred are charged to accumulated depreciation. When accrued removal costs exceed incurred removal costs, the difference is reclassified as a regulatory liability to retire assets in the future.

Regulatory Assets and Liabilities

Our financial statements reflect regulatory assets and liabilities under cost-based rate regulation in accordance with accounting standards related to the effect of certain types of regulation. Regulatory decisions can have an impact on the recovery of costs, the rate earned on invested capital and the timing and amount of assets to be recovered by rates. See Note 5 for details of regulatory assets and liabilities.

Franchise Taxes

Franchise taxes are assessed to Oncor by local governmental bodies, based on kilowatt-hours delivered and are the principal component of taxes other than income taxes as reported in the income statement. Franchise taxes are not a “pass through” item. Rates charged to customers by Oncor are intended to recover the franchise taxes, but Oncor is not acting as an agent to collect the taxes from customers.

Allowance for Funds Used During Construction (AFUDC)

AFUDC is a regulatory cost accounting procedure whereby both interest charges on borrowed funds and a return on equity capital used to finance construction are included in the recorded cost of utility plant and equipment being constructed. AFUDC is capitalized on all projects involving construction periods lasting greater than thirty days. The equity portion, if any, of capitalized AFUDC is accounted for as other income. See Note 14 for detail of amounts charged to interest expense.

Cash and Cash Equivalents

For purposes of reporting cash and cash equivalents, temporary cash investments purchased with a remaining maturity of three months or less are considered to be cash equivalents.

Fair Value of Nonderivative Financial Instruments

The carrying amounts for financial assets classified as current assets and the carrying amounts for financial liabilities classified as current liabilities approximate fair value due to the short maturity of such instruments. The fair values of other financial instruments, for which carrying amounts and fair values have not been presented, are not materially different than their related carrying amounts. The following discussion of fair value accounting standards applies primarily to our determination of the fair value of assets in the pension and OPEB plans trusts (see Note 11) and long-term debt (see Note 7).

Accounting standards related to the determination of fair value define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We use a “mid-market” valuation convention (the mid-point price between bid and ask prices) as a practical expedient to measure fair value for the majority of our assets and liabilities subject to fair value measurement on a recurring basis. We primarily use the market approach for recurring fair value measurements and use valuation techniques to maximize the use of observable inputs and minimize the use of unobservable inputs.

We categorize our assets and liabilities recorded at fair value based upon the following fair value hierarchy:

•

Level 1 valuations use quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•	Level 2 valuations use inputs that, in the absence of actively quoted market prices, are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: (a) quoted prices for similar assets or liabilities in active markets, (b) quoted prices for identical or similar assets or liabilities in markets that are not active, (c) inputs other than quoted prices that are observable for the asset or liability such as interest rates and yield curves observable at commonly quoted intervals and (d) inputs that are derived principally from or corroborated by observable market data by correlation or other means. Our Level 2 valuations utilize over-the-counter broker quotes, quoted prices for similar assets or liabilities that are corroborated by correlations or other mathematical means and other valuation inputs.

•	Level 3 valuations use unobservable inputs for the asset or liability. Unobservable inputs are used to the extent observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. We use the most meaningful information available from the market combined with internally developed valuation methodologies to develop our best estimate of fair value.

We utilize several different valuation techniques to measure the fair value of assets and liabilities, relying primarily on the market approach of using prices and other market information for identical and/or comparable assets and liabilities for those items that are measured on a recurring basis.

The fair value of certain investments is measured using the net asset value (NAV) per share as a practical expedient. Such investments measured at NAV are not required to be categorized within the fair value hierarchy. See “Changes in Accounting Standards” below.

Consolidation of Variable Interest Entities

A VIE is an entity with which we have a relationship or arrangement that indicates some level of control over the entity or results in economic risks to us. We consolidate a VIE if we have: a) the power to direct the significant activities of the VIE and b) the right or obligation to absorb profit and loss from the VIE (primary beneficiary).

Derivative Instruments and Mark-to-Market Accounting

Oncor has from time-to-time entered into derivative instruments to hedge interest rate risk. If the instrument meets the definition of a derivative under accounting standards related to derivative instruments and hedging activities, the fair value of each derivative is recognized on the balance sheet as a derivative asset or liability and changes in the fair value are recognized in net income, unless criteria for certain exceptions are met. This recognition is referred to as “mark-to-market” accounting.

Changes in Accounting Standards

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-2 which created FASB Topic 842, Leases (Topic 842). Topic 842 amends previous GAAP to require the balance sheet recognition of lease assets and liabilities for operating leases. Operating lease liabilities will not be classified as debt for GAAP purposes under Topic 842 and will not be treated as debt for regulatory purposes. At this time, all of Oncor’s existing leases meet the definition of an operating lease liability. Under the new rules, the recognition of any finance leases (currently known as capital leases) on the balance sheet would be classified as debt for GAAP purposes and are expected to be defined as debt for our regulatory capital structure purposes (see Note 8 for details) similar to the current capital lease treatment. We will be required to adopt Topic 842 by January 1, 2019 and do not expect to early adopt. Retrospective application to the 2017 and 2018 comparative periods presented will be required in the year of adoption. The initial adoption of Topic 842 will affect our balance sheet, as leased buildings and vehicles are recognized as operating lease liabilities. Subsequent to adoption, to the extent Oncor enters into finance leases, its credit facility covenants and capitalization ratios could be impacted. We continue to evaluate the potential impact of Topic 842 on our financial statements.

Since May 2014, the FASB has issued ASU No. 2014-09, Revenue from Contracts with Customers along with other supplemental guidance (together, Topic 606). Topic 606 introduces new, increased requirements for disclosure of revenue in financial statements and guidance that are intended to eliminate inconsistencies in the recognition of revenue. We are required to adopt Topic 606 by January 1, 2018 and expect to adopt at that time using the modified retrospective approach. Our revenues from customers are tariff-based and are designed to recover the cost of providing electric delivery service to customers including a reasonable rate of return on invested capital. Revenues are generally recognized when the underlying service has been provided in an amount prescribed by the related tariff. At this time, we do not expect the new guidance to change this pattern of recognition and therefore it is not expected to have a material effect on our reported results of operations, financial position or cash flows. We continue to evaluate the application of the new guidance.

In March 2017, the FASB issued ASU 2017-07 Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, an amendment to Topic 715, Compensation — Retirement Benefits (Topic 715). Topic 715, as amended, will require the non-service cost components of net retirement benefit plan costs be presented as non-operating in the income statement. In addition, only the service cost component of net retirement benefit plan cost will be eligible for capitalization as part of inventory or property, plant and equipment. We are required to adopt the amendment effective January 1, 2018. The income statement presentation requirement must be applied on a retrospective basis while the capitalization eligibility requirement is applied on a prospective basis. For cash flow purposes on a prospective basis, non-service costs will be reflected as a reduction to operating cash flows, offset by lower cash used in investing activities (lower capital expenditures). At this time, we do not expect the new guidance to have a material effect on our rate-making process, our results of operations, financial position or net change in total cash flows but continue to evaluate for potential impacts.

In May 2015, the FASB issued a new accounting standards update (ASU 2015-07), which removed the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share practical expedient. ASU 2015-07 is effective for fiscal years beginning after December 15, 2015 and was retrospectively adopted effective December 31, 2016. The adoption impacted fair value measurement disclosures related to our pension and OPEB plans. See Note 11—Pension and OPEB Plans.

2.	EFH BANKRUPTCY PROCEEDINGS

On the EFH Petition Date, EFH Corp. and the substantial majority of its direct and indirect subsidiaries at the time, including EFIH, EFCH and TCEH, commenced proceedings under Chapter 11 of the U.S. Bankruptcy Code. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings. We believe the “ring-fencing” measures discussed above mitigate our and Oncor’s potential exposure to the EFH Bankruptcy Proceedings. See Note 1 and below for further information regarding the EFH Bankruptcy Proceedings and the proposed change in control of our indirect majority owner in connection with such proceedings.

The U.S. Bankruptcy Code automatically enjoined, or stayed, us from judicial or administrative proceedings or filing of other actions against our affiliates or their property to recover, collect or secure our claims arising prior to the EFH Petition Date. Following the EFH Petition Date, EFH Corp. received approval from the bankruptcy court to pay or otherwise honor certain prepetition obligations generally designed to stabilize its operations. Included in the approval were the obligations owed to Oncor representing prepetition electricity delivery fees. Oncor has collected substantially all of the prepetition receivables from the Texas Holdings Group. As discussed below, the 2016 Plan of Reorganization (defined below) provided for a spin-off of the TCEH Debtors from EFH Corp. As a result of this spin-off (Vistra Spin-Off), Vistra and its subsidiaries, including Luminant and TXU Energy, ceased to be affiliates of ours as of October 3, 2016.

The EFH Bankruptcy Proceedings continue to be a complex litigation matter and the full extent of potential impacts on us remain unknown. Bankruptcy courts have broad equitable powers, and as a result, outcomes in bankruptcy proceedings are inherently difficult to predict. We will continue to evaluate our affiliate transactions and contingencies throughout the EFH Bankruptcy Proceedings to determine any risks and resulting impacts on our and Oncor’s results of operations, financial statements and cash flows.

See Note 13 for details of Oncor’s related-party transactions with members of the Texas Holdings Group.

Potential Change in Indirect Ownership of Oncor and Oncor Holdings

Below is a summary of certain matters relating to the potential change in indirect ownership of us and Oncor that may arise as a result of the EFH Bankruptcy Proceedings.

In May 2016, the Debtors filed a joint Plan of Reorganization (2016 Plan of Reorganization) pursuant to Chapter 11 of the U.S. Bankruptcy Code and a related disclosure statement with the bankruptcy court. The 2016 Plan of Reorganization provided that the confirmation and effective date of the 2016 Plan of Reorganization with respect to the TCEH Debtors may occur separate from, and independent of, the confirmation and effective date of the 2016 Plan of Reorganization with respect to the EFH Debtors. In this regard, the bankruptcy court confirmed the 2016 Plan of Reorganization with respect to the TCEH Debtors in August 2016, and it became effective by its terms, and the Vistra Spin-Off occurred, effective October 3, 2016.

Prior Merger Agreements

The following merger agreements relating to a potential change in indirect ownership of us and Oncor were entered into in connection with the EFH Bankruptcy Proceedings. Each of these prior merger agreements has been terminated in accordance with their respective terms.

•	In December 2015, the EFH Debtors filed their sixth amended plan of reorganization (Sixth Amended Plan of Reorganization) and entered into a merger and purchase agreement (Hunt Merger Agreement) with an investor group consisting of certain unsecured creditors of TCEH and an affiliate of Hunt Consolidated, Inc., as well as certain other investors designated by Hunt Consolidated, Inc. (collectively, the Hunt Investor Group), that would have led to a significant change in the indirect equity ownership of us and Oncor. In September 2015, Oncor and the Hunt Investor Group filed a joint application with the PUCT seeking certain regulatory approvals with respect to the transactions contemplated by the Sixth Amended Plan of Reorganization. The PUCT issued an order conditionally approving the joint application in March 2016 and in April 2016 the Hunt Investor Group and certain intervenors filed motions for rehearing. As discussed under “Regulatory Matters Related to the EFH Bankruptcy Proceedings” below, in May 2016, the PUCT denied the motions for rehearing in PUCT Docket No. 45188 and the Hunt Merger Agreement was terminated, and in June 2016 the Hunt Investor Group filed a petition with the Travis County District Court seeking review of the order.

•

Following the termination of the Hunt Merger Agreement, in July 2016, the EFH Debtors entered into a Plan Support Agreement (NEE Plan Support Agreement) with NextEra Energy, Inc. (NEE) to effect an agreed upon restructuring of the EFH Debtors pursuant to an amendment (NEE Amendment) to the 2016 Plan of Reorganization (as amended by the NEE Amendment and as subsequently amended, NEE Plan) and EFH Corp. and EFIH entered into an Agreement and Plan of Merger (NEE Merger Agreement) with NEE and EFH Merger Co., LLC, a wholly-owned subsidiary of NEE. Additionally, in October 2016, an affiliate of NEE entered into an Agreement and Plan of Merger (the TTI Merger Agreement) with Texas Transmission Holdings Corporation (the parent of Texas Transmission) and certain of its affiliates to purchase Texas Transmission’s 19.75% equity interest in Oncor for approximately $2.4 billion. The bankruptcy court approved EFH Corp. and EFIH’s entry into the NEE Merger Agreement and the NEE Plan Support Agreement in September 2016 and confirmed the NEE Plan in February 2017. The consummation of the transactions contemplated by the NEE Plan, the NEE

Merger Agreement and the TTI Merger Agreement was subject to various conditions precedent, including the approval of the PUCT. Oncor and NEE filed a joint application seeking certain regulatory approvals with respect to the NEE Merger Agreement and the TTI Merger Agreement in October 2016. The PUCT denied the application in April 2017, issued an order on rehearing in June 2017 and denied NEE’s second motion for rehearing in June 2017. Following these developments, on July 6, 2017, EFH and EFIH delivered a notice terminating the NEE Merger Agreement, which caused the NEE Plan to be null and void. As discussed under “Regulatory Matters Related to the EFH Bankruptcy Proceedings” below, on July 13, 2017, NEE filed a petition with the Travis County District Court seeking review of the PUCT order (PUCT NEE Plan Order). We cannot assess the impact of the termination of the NEE Merger Agreement on the results of the review or ultimate disposition of the PUCT NEE Plan Order, or any associated impacts of such termination and matters relating to the PUCT NEE Plan Order on the TTI Merger Agreement and the transactions contemplated thereby.

•	Following the termination of the NEE Merger Agreement, on July 7, 2017, EFH Corp. and EFIH executed a merger agreement (BHE Merger Agreement) with Berkshire Hathaway Energy Company (BHE ) and certain of its subsidiaries. The BHE Merger Agreement provided for the acquisition by BHE of the 80.03% of Oncor’s membership interests owned indirectly by EFH Corp. and EFIH. In connection with the execution of the BHE Merger Agreement, on July 7, 2017, the EFH Debtors filed their joint plan of reorganization (BHE Plan) and a related disclosure statement. The EFH Debtors terminated the BHE Merger Agreement on August 21, 2017 in connection with their entry into the Sempra Merger Agreement (as defined below), which caused the BHE Plan to become null and void. Further, by order dated September 7, 2017, the bankruptcy court ordered that the BHE Merger Agreement was terminated and not approved.

Sempra Merger Agreement

On August 15, 2017, the EFH Debtors received an alternative proposal from Sempra Energy (Sempra) that largely followed the structure of the BHE Plan. Following negotiations, on August 21, 2017, EFH Corp. and EFIH entered into an Agreement and Plan of Merger (Sempra Merger Agreement) with Sempra and one of its wholly-owned subsidiaries (collectively, the Sempra Parties). Similar to the BHE Merger Agreement, the Sempra Merger Agreement does not impose any conditions on the EFH Debtors regarding TTI’s minority interest in Oncor. Accordingly, the Sempra Merger Agreement provides for the acquisition by Sempra of the 80.03% of Oncor’s membership interests owned indirectly by EFH Corp. and EFIH.

Following the execution and delivery of the Sempra Merger Agreement, EFIH requested, pursuant to the Sempra Merger Agreement, that Oncor Holdings and Oncor enter into a letter agreement (Sempra Letter Agreement) with the Sempra Parties. The Sempra Letter Agreement was executed on August 25, 2017 and sets forth certain rights and obligations of the Oncor Ring-Fenced Entities and the Sempra Parties to cooperate in the manner set forth therein with respect to initial steps to be taken in connection with the acquisition of Reorganized EFH and the other transactions described in the Sempra Merger Agreement. Pursuant to the terms of the Sempra Letter Agreement, the Oncor Ring-Fenced Entities are to conduct, in all material respects, their businesses in the ordinary course of business and materially consistent with the plan for 2017 and 2018 contained in Oncor’s long-range business plan. The Sempra Letter Agreement also provides that the Oncor Ring-Fenced Entities will cooperate with the Sempra Parties to prepare and file all necessary applications for governmental approvals of the transactions contemplated by the Sempra Merger Agreement, including PUCT and FERC approvals. The Sempra Letter Agreement is not intended to give the Sempra Parties, directly or indirectly, the right to control or direct the operations of any of the Oncor Ring-Fenced Entities.

In connection with the execution of the Sempra Merger Agreement, on September 5, 2017, the EFH Debtors filed an amended joint plan of reorganization (Sempra Plan) and a related disclosure statement (Sempra Disclosure Statement). On September 6, 2017, the bankruptcy court authorized the EFH Debtors’ entry into the Sempra Merger Agreement, approved the Sempra Disclosure Statement and authorized the EFH Debtors to solicit votes on the Sempra Plan. The Sempra Merger Agreement contemplates that Oncor and the Sempra Parties will file a joint application with the PUCT seeking certain regulatory approvals with respect to the transactions contemplated by the Sempra Plan, and that filing was made on October 5, 2017 in PUCT Docket No. 47675. The EFH Debtors have indicated that they will not seek bankruptcy court confirmation of the Sempra Plan unless and until the PUCT approves the transactions contemplated by the Sempra Plan.

We cannot predict the ultimate outcome of the EFH Bankruptcy Proceedings, including whether the transactions contemplated by the Sempra Plan, including the Sempra Merger Agreement, will (or when they will) close. There remain conditions and uncertainties relating to the Sempra Plan becoming effective and the consummation of the transactions contemplated by the Sempra Merger Agreement, including, without limitation, the ability to obtain required regulatory approvals from the PUCT, as described below under “Regulatory Matters Related to EFH Bankruptcy Proceedings.” As a result, we remain unable to predict how any reorganization of the EFH Debtors ultimately will impact Oncor or what form any change in indirect ownership of Oncor may take. In this regard, we are unable to predict the ultimate impact of the termination of the NEE Merger Agreement and matters relating to the PUCT NEE Plan Order or the TTI Merger Agreement, including the ultimate disposition, if any, of Texas Transmission’s 19.75% equity stake in Oncor.

Regulatory Matters Related to EFH Bankruptcy Proceedings

In September 2015, Oncor and the Hunt Investor Group filed in PUCT Docket No. 45188 a joint application with the PUCT seeking certain regulatory approvals with respect to the transactions contemplated by a plan of reorganization in the EFH Bankruptcy Proceedings. In March 2016, the PUCT issued an order conditionally approving the joint application. In April 2016, the Hunt Investor Group and certain interveners in PUCT Docket No. 45188 filed motions for rehearing and in May 2016, the PUCT denied such motions and the order became final. In May 2016, the plan of reorganization and related merger and purchase agreement that contemplated the transactions in PUCT Docket No. 45188 were terminated. The Hunt Investor Group filed a petition with the Travis County District Court in June 2016 seeking review of the order. We cannot predict the results of the review or the ultimate disposition of PUCT Docket No. 45188, particularly in light of the termination of the Hunt Merger Agreement.

In connection with PUCT Docket No. 45188, certain cities that have retained original jurisdiction over electric utility rates passed resolutions directing Oncor to file rate review proceedings. In connection with those resolutions, counsel for those cities notified Oncor that they expected Oncor to make a rate filing to comply with their resolutions on or before March 17, 2017. That filing was made with the PUCT and original jurisdiction cities on March 17, 2017 in PUCT Docket No. 46957. In July 2017, Oncor and certain parties to the rate review agreed to a settlement of that rate review, and on August 2, 2017 a settlement agreement was filed that settled all issues in the docket. On October 13, 2017, the PUCT issued an order approving the settlement agreement. For more information, see Note 3 — “2017 Rate Review (PUCT Docket No. 46957).”

The NEE Merger Agreement contemplated that Oncor and NEE file a joint application with the PUCT seeking certain regulatory approvals with respect to the transactions contemplated by the Amended EFH Debtor Plan. Oncor and NEE filed that joint application in PUCT Docket No. 46238 in October 2016. The PUCT denied the application on April 13, 2017. The PUCT issued an Order on Rehearing on June 7, 2017 and denied NEE’s Second Motion for Rehearing on June 29, 2017. On July 13, 2017, NEE filed a petition with the Travis County District Court seeking review of the PUCT order. We cannot predict the results of the review or the ultimate disposition of PUCT Docket No. 46238, particularly in light of the termination of the NEE Merger Agreement.

On July 28, 2017, Texas Transmission Holdings Corporation (TTHC) and NEE filed in PUCT Docket No. 47453 a joint application with the PUCT seeking certain regulatory approvals with respect to NEE’s proposed acquisition of the 19.75 percent minority interest in Oncor that is indirectly held by TTHC. The application requested that the PUCT issue an order disclaiming jurisdiction over the transaction or finding that the transaction is in the public interest and approved. On September 14, 2017, Oncor filed a motion to intervene as a party, but not an applicant, in PUCT Docket No. 47453. On October 26, 2017, the PUCT voted to dismiss the application without prejudice on jurisdictional grounds and ordered that any future filing of the application must include the affected utility (in this case Oncor) as an applicant. The PUCT further ordered that in any such filing Oncor is not required to seek approval of the application or any other specific relief. On October 30, 2017, TTHC notified the PUCT that it had terminated the merger agreement with NEE that was the subject of PUCT Docket No. 47453.

Oncor and the Sempra Parties filed a joint application with the PUCT seeking certain regulatory approvals with respect to the transactions contemplated by the Sempra Plan on October 5, 2017 in PUCT Docket No. 47675.

Settlement Agreement

In connection with the EFH Bankruptcy Proceedings, the EFH Debtors and various creditor parties entered into a settlement agreement (the Settlement Agreement) in August 2015 (as amended in September 2015) to compromise and settle, among other things (i) intercompany claims among the EFH Debtors, (ii) claims and causes of actions against holders of first lien claims against TCEH and the agents under the TCEH Senior Secured Facilities, (iii) claims and causes of action against holders of interests in EFH Corp. and certain related entities and (iv) claims and causes of action against each of the EFH Debtors’ current and former directors, the Sponsor Group, managers and officers and other related entities. The Settlement Agreement contemplates a release of such claims upon approval of the Settlement Agreement by the bankruptcy court, which approval was obtained in December 2015.

The Settlement Agreement settles substantially all inter-debtor claims through the effective date of the Settlement Agreement. These settled claims include potentially contentious inter-debtor claims, including various potential avoidance actions and claims arising under numerous debt agreements, tax sharing agreements, and contested property transfers. The release provisions of the Settlement Agreement took effect immediately upon the entry of the bankruptcy court order approving the Settlement Agreement. In this regard, substantially all of the potential affiliate claims, derivative claims and other types of disputes among affiliates (including claims against Oncor) have been resolved by bankruptcy court order. Accordingly, we believe the Settlement Agreement resolves all affiliate claims against Oncor and its assets existing as of the effective date of the Settlement Agreement.

3.	REGULATORY MATTERS

Change in Control Reviews

See “Regulatory Matters Related to EFH Bankruptcy Proceedings” in Note 2.

City Rate Reviews

Oncor received resolutions passed by 58 cities with original jurisdiction over electric utility rates directing Oncor to file rate review proceedings. The resolutions passed required Oncor to file a rate review with each city by September 1, 2016 based on a January 1, 2015 to December 31, 2015 test year. However, Oncor was subsequently notified by counsel representing these cities that these rate review proceedings had been suspended indefinitely, pending resolution of Oncor ownership issues. The notice provided that if and when the cities desire to proceed with a rate inquiry, cities would notify Oncor in writing and inform Oncor of a precise date of the rate case. On November 17, 2016, counsel representing these cities notified Oncor that the cities were lifting that suspension and expect Oncor to make a rate filing to comply with their resolutions on or before March 17, 2017. The notice requires that Oncor’s rate filing be based on an historical test year consisting of the most recent period for which data is available.

Subsequent Events — 2017 Rate Review (PUCT Docket No. 46957)

In response to resolutions passed by numerous cities with original jurisdiction over electric utility rates in 2016, Oncor filed rate review proceedings with the PUCT and original jurisdiction cities in our service territory on March 17, 2017 based on a January 1, 2016 to December 31, 2016 test year. In July 2017, Oncor and certain parties to the rate review agreed to a settlement of that rate review, and on August 2, 2017 a settlement agreement was filed that settled all issues in the docket. On October 13, 2017, the PUCT issued an order approving the settlement of the rate review. The order became final and non-appealable on November 7, 2017. The order provides for new rates to take effect on November 27, 2017, contingent upon the closing of the transactions discussed below under “Sharyland Transaction.” The order further provides, among other items, that Oncor’s base rate revenue requirement before intercompany eliminations would be approximately $4.3 billion, Oncor’s authorized return on equity would be 9.8%, and Oncor’s authorized regulatory capital structure would be 57.5% debt and 42.5% equity. Oncor’s current authorized return on equity is 10.25% and the current authorized regulatory capital structure is 60% debt and 40% equity. The order provides for the use of a regulatory liability and bill credit mechanism until the new authorized regulatory capital structure is met following the effective date for new rates to reflect Oncor’s actual capitalization prior to achieving the authorized capital structure.

Subsequent Events — Sharyland Transaction

On July 21, 2017, Oncor entered into an agreement (Sharyland Agreement) with Sharyland Distribution & Transmission Services, L.L.C., a Texas limited liability company (SDTS), Sharyland Utilities, L.P., a Texas limited partnership (SU), and certain of their subsidiaries.

The Sharyland Agreement provides that pursuant to separate mergers (collectively, Sharyland Mergers), (i) Oncor will receive certain of the electricity distribution-related assets and liabilities of SDTS and SU (constituting substantially all of the electricity distribution business of SDTS and SU) and certain transmission assets (collectively, Sharyland Distribution Business and the portion held by SDTS, the SDTS Merger Assets), (ii) SDTS will receive portions of certain of Oncor’s electricity transmission-related assets and liabilities (Oncor Merger Assets) and cash, and (iii) SU will receive cash. The transaction for assets between Oncor and SDTS is structured to qualify, in part, as a simultaneous tax deferred like kind exchange of assets to the extent that the assets exchanged are of “like kind” (within the meaning of Section 1031 of the Internal Revenue Code).

On August 4, 2017, Oncor, SDTS and SU filed a joint application for sale, transfer, or merger in PUCT Docket No. 47469 requesting PUCT approvals of the transactions contemplated by the Sharyland Agreement. On October 13, 2017, the PUCT issued an order approving the Sharyland Agreement in Docket No. 47469. The transactions contemplated by the Sharyland Agreement closed on November 9, 2017. The actual assets exchanged and cash received pursuant to the Sharyland Mergers is based on the difference between the current net book value of the Oncor Merger Assets and/or the actual net book value of the Sharyland Distribution Business as of closing, as provided in the Sharyland Agreement. At closing of the transactions, the net book value of the Oncor Merger Assets was approximately $383 million and the net book value of the SDTS Merger Assets was approximately $401 million. Based on these net book values, Oncor paid SDTS approximately $18 million in cash and SU approximately $7 million in cash.

We do not expect the Sharyland transaction to have a material effect on our and Oncor’s results of operations, financial position or cash flows.

2008 Rate Review

In August 2009, the PUCT issued a final order with respect to Oncor’s June 2008 rate review filing with the PUCT and 204 cities based on a test year ended December 31, 2007 (PUCT Docket No. 35717), and new rates were implemented in September 2009. Oncor and four other parties appealed various portions of the rate review final order to a state district court. In January 2011, the district court signed its judgment reversing the PUCT with respect to two issues: the PUCT’s disallowance of certain franchise fees and the PUCT’s decision that PURA no longer requires imposition of a rate discount for state colleges and universities. Oncor filed an appeal with the Texas Third Court of Appeals (Austin Court of Appeals) in February 2011 with respect to the issues Oncor appealed to the district court and did not prevail upon, as well as the district court’s decision to reverse the PUCT with respect to discounts for state colleges and universities. In early August 2014, the Austin Court of Appeals reversed the district court and affirmed the PUCT with respect to the PUCT’s disallowance of certain franchise fees and the PUCT’s decision that PURA no longer requires imposition of a rate discount for state colleges and universities. The Austin Court of Appeals also reversed the PUCT and district court’s rejection of a proposed consolidated tax savings adjustment arising out of EFH Corp.’s ability to offset Oncor’s taxable income against losses from other investments and remanded the issue to the PUCT to determine the amount of the consolidated tax savings adjustment. In late August 2014, Oncor filed a motion on rehearing with the Austin Court of Appeals with respect to certain appeal issues on which it was not successful, including the consolidated tax savings adjustment. In December 2014, the Austin Court of Appeals issued its opinion, clarifying that it was rendering judgment on the rate discount for state colleges and universities issue (affirming that PURA no longer requires imposition of the rate discount) rather than remanding it to the PUCT, and dismissing the motions for rehearing regarding the franchise fee issue and the consolidated tax savings adjustment. Oncor filed a petition for review with the Texas Supreme Court in February 2015. The Texas Supreme Court granted the petition for review and heard oral arguments in September 2016. On January 6, 2017, the Texas Supreme Court issued its opinion, unanimously ruling as follows on the three issues before it:

•	Consolidated tax savings adjustment — The Supreme Court reversed the Court of Appeals and upheld the PUCT’s decision not to make a consolidated tax savings adjustment, concluding that the PUCT had properly applied PURA Section 36.060 and that Oncor no longer met the statutory criteria for imposition of such an adjustment.

•	State colleges and universities rate discount — The Supreme Court upheld the Court of Appeals’ and the PUCT’s decisions that no such discount was proper, concluding that PURA Section 36.351 requires a discount only for the provision of electric service and that, upon the start of retail competition, electric service is provided to end-use customers by REPs and not TDUs.

•	Municipal franchise fees — The Supreme Court reversed the Court of Appeals’ and the PUCT’s disallowance of certain franchise fees, ruling that the relevant PURA provision did not limit negotiated franchise fees to a one-time opportunity upon the expiration of a franchise that was in effect on September 1, 1999, but that such renegotiations may take place at any time.

The Texas Supreme Court issued its mandate on February 16, 2017. On February 17, 2017, Oncor filed a tariff modification with the PUCT to immediately remove the state colleges and universities discount rider, and on February 23, 2017, the PUCT opened Docket No. 46884 to consider the remand from the Texas Supreme Court. That docket considered recovery of municipal franchise fees, as well as a cash working capital issue that Oncor prevailed upon at the Court of Appeals and which was not appealed to the Texas Supreme Court, and in September 2017, the PUCT approved the recovery of those items.

Oncor is involved in various other regulatory proceedings in the normal course of business, the ultimate resolution of which, in the opinion of management, should not have a material effect upon our and Oncor’s financial position, results of operations or cash flows.

4.	INCOME TAXES

The components of our income tax expense (benefit) are as follows:

Year Ended December 31, 2016
Reported in operating expenses:
Current:
US federal	$60
State	20
Deferred:
US federal	181
State	—
Amortization of investment tax credits	(2)

Total reported in operating expenses	259

Reported in other income and deductions:
Current:
US federal	20
State	—
Deferred federal	(12)

Total reported in other income and deductions	8

Total provision in lieu of income taxes	$267

Reconciliation of income taxes computed at the U.S. federal statutory rate to income taxes:

Year Ended December 31, 2016
Income before income taxes	$685

Income taxes at the US federal statutory rate of 35%	$239
Amortization of investment tax credits — net of deferred tax effect	(2)
Amortization (under regulatory accounting) of statutory tax rate changes	(1)
Amortization of Medicare subsidy regulatory asset	—
Texas margin tax, net of federal tax benefit	13
Nondeductible losses (gains) on benefit plan investments	—
Other, including audit settlements	18

Income tax expense	$267

Effective rate	39.0%

At December 31, 2016, a net amount of $2.1 billion was reported in the balance sheet as accumulated deferred income taxes. This amount includes $2.2 billion related to our 80.03% investment in the Oncor partnership. Additionally, at December 31, 2016, we have net deferred tax asset of $126 million related to our outside basis differences in the partnership and $3 million related to our other temporary differences.

Accounting For Uncertainty in Income Taxes

EFH Corp. and its subsidiaries file or have filed income tax returns in US federal, state and foreign jurisdictions and are subject to examinations by the IRS and other taxing authorities. The examination and appeals process of EFH Corp. and its subsidiaries’ federal income tax returns for the years ending prior to January 1, 2016 are complete. Texas margin tax returns are open for examination for tax years beginning after 2014.

There were no changes to the uncertain tax positions, reported in other noncurrent liabilities in our consolidated balance sheet, during the year ended December 31, 2016. The $3 million balance represents tax positions for which the uncertainty relates to the timing of recognition for tax purposes. The disallowance of such positions would not affect the effective tax rate, but would accelerate the payment of cash under the tax sharing agreement to an earlier period. Noncurrent liabilities included no accrued interest related to uncertain tax positions at December 31, 2016 and there were no amounts recorded related to interest and penalties in the year ended December 31, 2016. Federal income tax benefits on interest accrued on uncertain tax positions, if any, is recorded as accumulated deferred income taxes. In the first quarter 2017, EFH Corp. settled all open tax claims with the IRS. As a result, we reduced the liability for uncertain tax positions by $3 million. This reduction is reported as a decrease in income taxes in 2017.

5.	REGULATORY ASSETS AND LIABILITIES

Recognition of regulatory assets and liabilities and the periods which they are to be recovered or refunded through rate regulation are determined by the PUCT. Components of the regulatory assets and liabilities and the remaining periods as of December 31, 2016 are provided in the table below. Amounts not earning a return through rate regulation are noted.

	Remaining Rate Recovery/Amortization Period at December 31, 2016	Carrying Amount At December 31, 2016
Regulatory assets:
Employee retirement costs being amortized	3 years	$23
Unrecovered employee retirement costs incurred since the last rate review period (b)	To be determined	327
Employee retirement liability (a)(b)(c)	To be determined	849
Self-insurance reserve (primarily storm recovery costs) being amortized	3 years	64
Unrecovered self-insurance reserve incurred since the last rate review period (b)	To be determined	367
Securities reacquisition costs (post-industry restructure)	Lives of related debt	13
Recoverable amounts in lieu of deferred income taxes	Life of related asset or liability	2
Deferred conventional meter and metering facilities depreciation	Largely 4 years	78
Under-recovered AMS costs	To be determined	205
Energy efficiency performance bonus (a)	1 year or less	10
Other regulatory assets	Various	36

Total regulatory assets		1,974

Regulatory liabilities:
Estimated net removal costs	Lives of related assets	819
Investment tax credit and protected excess deferred taxes	Various	10
Over-recovered wholesale transmission service expense (a)	1 year or less	10
Other regulatory liabilities	Various	17

Total regulatory liabilities		856

Net regulatory asset (d)		$1,118

(a)	Not earning a return in the regulatory rate-setting process.
(b)	Recovery is specifically authorized by statute or by the PUCT, subject to reasonableness review.
(c)	Represents unfunded liabilities recorded in accordance with pension and OPEB accounting standards.
(d)	For year-end 2016, regulatory assets and liabilities are presented gross on the balance sheet.

In August 2011, the PUCT issued a final order in Oncor’s rate review filed in January 2011. The rate review included a determination of the recoverability of regulatory assets at June 30, 2010, including the recoverability period of those assets deemed allowable by the PUCT.

In accordance with the PUCT’s August 2009 order in Oncor’s rate review, the remaining net book value and the approved amount of removal cost of existing conventional meters that were replaced by advanced meters are being charged to depreciation and amortization expense over an 11-year cost recovery period.

In September 2008, the PUCT approved a settlement for Oncor to recover our estimated future investment for advanced metering deployment. We began billing the AMS surcharge in the January 2009 billing month cycle. The surcharge is expected to total $1.023 billion over the 11-year recovery period and includes a cost recovery factor of $2.19 per month per residential retail customer and $2.39 to $5.15 per month for non-residential retail customers. Oncor accounts for the difference between the surcharge billings for advanced metering facilities and the allowable revenues under the surcharge provisions, which are based on expenditures and an allowed return, as a regulatory asset or liability. Such differences arise principally as a result of timing of expenditures or cost increases. As indicated in the table above, the regulatory asset at December 31, 2016 totaled $205 million .

As a result of acquisition accounting, in 2007 the carrying value of certain generation-related regulatory assets securitized by transition bonds, which have been reviewed and approved by the PUCT for recovery but without earning a rate of return, was reduced by $213 million. This amount was being accreted to other income over the recovery period that was remaining at October 10, 2007 (approximately nine years) which ended in 2016.

6.	SHORT-TERM BORROWINGS

At December 31, 2016, Oncor had a $2.0 billion secured revolving credit facility to be used for working capital and general corporate purposes, issuances of letters of credit and support for any commercial paper issuances. In October 2016, Oncor exercised the second of two one-year extensions available to them and extended the term of the revolving credit facility to October 2018. The terms of the revolving credit facility allow Oncor to request an increase in borrowing capacity of $100 million in the aggregate provided certain conditions are met, including lender approval.

Borrowings under the revolving credit facility are classified as short-term on the balance sheet and are secured equally and ratably with all of Oncor’s other secured indebtedness by a first priority lien on property Oncor acquired or constructed for the transmission and distribution of electricity. The property is mortgaged under the Deed of Trust.

At December 31, 2016, Oncor had outstanding borrowings under the revolving credit facility totaling $789 million with an interest rate of 1.72% and outstanding letters of credit totaling $7 million.

Borrowings under the revolving credit facility bear interest at per annum rates equal to, at Oncor’s option, (i) LIBOR plus a spread ranging from 1.00% to 1.75% depending on credit ratings assigned to Oncor’s senior secured non-credit enhanced long-term debt or (ii) an alternate base rate (the highest of (1) the prime rate of JPMorgan Chase, (2) the federal funds effective rate plus 0.50%, and (3) daily one-month LIBOR plus 1.00%) plus a spread ranging from 0.00% to 0.75% depending on credit ratings assigned to Oncor’s senior secured non-credit enhanced long-term debt. At December 31, 2016, all outstanding borrowings bore interest at LIBOR plus 1.00%. Amounts borrowed under the revolving credit facility, once repaid, can be borrowed again from time to time.

An unused commitment fee is payable quarterly in arrears and upon termination or commitment reduction at a rate equal to 0.100% to 0.275% (such spread depending on certain credit ratings assigned to Oncor’s senior secured debt) of the daily unused commitments under the revolving credit facility. Letter of credit fees on the stated amount of letters of credit issued under the revolving credit facility are payable to the lenders quarterly in arrears and upon termination at a rate per annum equal to the spread over adjusted LIBOR. Customary fronting and administrative fees are also payable to letter of credit fronting banks. At December 31, 2016, letters of credit bore interest at 1.20%, and a commitment fee (at a rate of 0.10% per annum) was payable on the unfunded commitments under the revolving credit facility, each based on Oncor’s current credit ratings.

Under the terms of the revolving credit facility, the commitments of the lenders to make loans to Oncor are several and not joint. Accordingly, if any lender fails to make loans to us, our available liquidity could be reduced by an amount up to the aggregate amount of such lender’s commitments under the facility.

Subject to the limitations described below, borrowing capacity available under the revolving credit facility at December 31, 2016 was $1.204 billion. Generally, Oncor’s indentures and revolving credit facility limit the incurrence of other secured indebtedness except for indebtedness secured equally and ratably with the indentures and revolving credit facility and certain permitted exceptions. As described further in Note 7, the Deed of Trust permits Oncor to secure indebtedness (including borrowings under its revolving credit facility) with the lien of the Deed of Trust. At December 31, 2016, the available borrowing capacity of the revolving credit facility could be fully drawn.

The revolving credit facility contains customary covenants for facilities of this type, restricting, subject to certain exceptions, Oncor and its subsidiaries from, among other things: incurring additional liens; entering into mergers and consolidations; and sales of substantial assets. In addition, the revolving credit facility requires that Oncor maintain a consolidated senior debt-to-capitalization ratio of no greater than 0.65 to 1.00 and observe certain customary reporting requirements and other affirmative covenants. For purposes of the ratio, debt is calculated as indebtedness defined in the revolving credit facility (principally, the sum of long-term debt, any capital leases, short-term debt and debt due currently in accordance with GAAP). The debt calculation excludes any transition bonds issued by Bondco, but includes any unamortized fair value discount related to Bondco. Capitalization is calculated as membership interests determined in accordance with GAAP plus indebtedness described above. At December 31, 2016, Oncor was in compliance with this covenant and with all other covenants.

7.	LONG-TERM DEBT

Oncor’s long-term debt at December 31, 2016 was secured by a first priority lien on certain transmission and distribution assets equally and ratably with all of Oncor’s other secured indebtedness. See “Deed of Trust” below for additional information. According to our organizational documents, Oncor Holdings (parent) is prohibited from directly incurring indebtedness for borrowed money. At December 31, 2016, long-term debt consisted of the following:

December 31, 2016
5.000% Fixed Senior Notes due September 30, 2017	$324
6.800% Fixed Senior Notes due September 1, 2018	550
2.150% Fixed Senior Notes due June 1, 2019	250
5.750% Fixed Senior Notes due September 30, 2020	126
4.100% Fixed Senior Notes due June 1, 2022	400
7.000% Fixed Debentures due September 1, 2022	800
2.950% Fixed Senior Notes due April 1, 2025	350
7.000% Fixed Senior Notes due May 1, 2032	500
7.250% Fixed Senior Notes due January 15, 2033	350
7.500% Fixed Senior Notes due September 1, 2038	300
5.250% Fixed Senior Notes due September 30, 2040	475
4.550% Fixed Senior Notes due December 1, 2041	400
5.300% Fixed Senior Notes due June 1, 2042	500
3.750% Fixed Senior Notes due April 1, 2045	550
Unamortized discount and debt issuance costs	(36)
Less amount due currently	(324)

Long-term debt, less amounts due currently	$5,515

Debt-Related Activity in 2016

Debt Repayments

Repayments of long-term debt in 2016 totaled $41 million, representing the final transition bond principal payment at the scheduled maturity date.

Issuance of Senior Secured Notes

In August 2016, we completed the sale of $175 million aggregate principal amount of 3.75% senior secured notes maturing in April 2045 (Additional 2045 Notes). The Additional 2045 Notes were an additional issuance of our 3.75% senior secured notes maturing in April 2045, $375 million aggregate principal amount of which were previously issued in March 2015 (2045 Notes). The Additional 2045 Notes were issued as part of the same series as the 2045 Notes. We used the net proceeds of approximately $185 million from the sale of the Additional 2045 Notes to repay borrowings under our revolving credit facility and for general corporate purposes. The Additional 2045 Notes and 2045 Notes are secured by the first priority lien and are secured equally and ratably with all of our other secured indebtedness as discussed below.

Interest on the Additional 2045 Notes is payable in cash semiannually in arrears on April 1 and October 1 of each year, beginning on October 1, 2016. We may at our option redeem the Additional 2045 Notes, in whole or in part, at any time, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and, until October 1, 2044, a make-whole premium. The Additional 2045 Notes also contain customary events of default, including failure to pay principal or interest on the notes when due.

The Additional 2045 Notes were issued in a private placement. In January 2017, we completed an offering with the holders of the Additional 2045 Notes to exchange their respective Additional 2045 Notes for notes that have terms identical in all material respects to the Additional 2045 Notes (Exchange Notes), except that the Exchange Notes do not contain terms with respect to transfer restrictions, registration rights and payment of additional interest for failure to observe certain obligations in a certain registration rights agreement. The Exchange Notes were registered on a Form S-4, which was declared effective in December 2016.

Deed of Trust

Oncor’s secured indebtedness, including the revolving credit facility described in Note 6, is secured equally and ratably by a first priority lien on property Oncor acquired or constructed for the transmission and distribution of electricity. The property is mortgaged under the Deed of Trust. The Deed of Trust permits Oncor to secure indebtedness (including borrowings under our revolving credit facility) with the lien of the Deed of Trust up to the aggregate of (i) the amount of available bond credits, and (ii) 85% of the lower of the fair value or cost of certain property additions that could be certified to the Deed of Trust collateral agent. At December 31, 2016, the amount of available bond credits was approximately $2.625 billion and the amount of future debt Oncor could secure with property additions, subject to those property additions being certified to the Deed of Trust collateral agent, was $1.739 billion.

Maturities

Long-term debt maturities at December 31, 2016, are as follows:

Year	Amount
2017	$324
2018	550
2019	250
2020	126
2021	—
Thereafter	4,625
Unamortized discount and debt issuance costs	(36)

Total	$5,839

Fair Value of Long-Term Debt

At December 31, 2016, the estimated fair value of our long-term debt (including current maturities) totaled $6.751 billion and the carrying amount totaled $5.839 billion. The fair value is estimated using observable market data, representing Level 2 valuations under accounting standards related to the determination of fair value.

Subsequent Events- Debt-Related Activity in 2017

Debt Repayments

On September 29, 2017, we redeemed $324 million aggregate principal amount of 5.00% senior secured notes due September 30, 2017 (2017 Notes).

Issuance of Senior Secured Notes

In September 2017, Oncor issued $325 million aggregate principal amount of 3.80% senior secured notes due September 2047 (2047 Notes). Oncor used the proceeds (net of the initial purchasers’ discount, fees and expenses) of $321 million from the sale of the 2047 Notes for general corporate purposes, including repayment of borrowings under the revolving credit facility, and payment of a portion of the redemption price for the 2017 Notes. The 2047 Notes are secured by a first priority lien, and are secured equally and ratably with all of our other secured indebtedness.

Interest on the 2047 Notes is payable in cash semiannually on March 30 and September 30 of each year, beginning on March 30, 2018. Prior to March 30, 2047, Oncor may at its option at any time redeem all or part of the 2047 Notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a make-whole premium. On and after March 30, 2047, Oncor may redeem the 2047 Notes at any time, in whole or in part, at a redemption price equal to 100% of the principal amount of such 2047 Notes, plus accrued and unpaid interest. The 2047 Notes also contain customary events of default, including failure to pay principal or interest on the Notes when due.

The 2047 Notes were issued in a private placement and were not registered under the Securities Act. Oncor has agreed, subject to certain exceptions, to register with the SEC notes having substantially identical terms as the 2047 Notes (except for provisions relating to the transfer restriction and payment of additional interest) as part of an offer to exchange freely tradable exchange notes for the 2047 Notes. Oncor has agreed to use commercially reasonable efforts to cause the exchange offer to be completed within 315 days after the issue date of the 2047 Notes. If a registration statement for the exchange offer is not declared effective by the SEC within 270 days after the issue date of the 2047 Notes or the exchange offer is not completed within 315 days after the issue date of the 2047 Notes (an exchange default), then the annual interest rate on the 2047 Notes will increase 50 basis points per annum until the earlier of the expiration of the exchange default or the second anniversary of the issue date of the Notes.

Term Loan Credit Agreement

On September 26, 2017, Oncor entered into a term loan credit agreement that provides for a springing-lien term loan credit facility in an aggregate principal amount of $275 million. On December 31, 2017, if (i) the obligations under the term loan credit agreement are outstanding as of such date and (ii) the obligations under Oncor’s our revolving credit facility (as amended, restated, supplemented, refinanced, replaced or otherwise modified) are secured as of such date, then the obligations under the term loan credit agreement will become secured indebtedness under the lien of our Deed of Trust.

The term loan credit agreement has an 18 month term maturing on March 26, 2019, and contains optional prepayment provisions as well as mandatory prepayment provisions that require prepayment in the event of certain specified debt issuances or certain specified asset dispositions.

At November 13, 2017, Oncor had outstanding borrowings of $275 million under the term loan credit agreement with an interest rate of 2.140%.

Loans under the term loan credit agreement bear interest at per annum rates equal to, at our option, (i) LIBOR plus a spread ranging from 0.80%-0.90%, depending on whether the loan has become secured, or (ii) an alternate base rate (the highest of (1) the prime rate of Wells Fargo Bank, National Association, (2) the federal funds effective rate plus 0.50%, and (3) daily one-month LIBOR plus 1.00%).

The term loan credit agreement contains customary covenants for facilities of this type, restricting, subject to certain exceptions, Oncor and its subsidiaries from, among other things, incurring additional liens, entering into mergers and consolidations, and sales of substantial assets.

In addition, the term loan credit agreement requires that Oncor maintain a consolidated senior debt to capitalization ratio of no greater than 0.65 to 1.00 and observe certain customary reporting requirements and other affirmative covenants.

The term loan credit agreement also contains customary events of default for facilities of this type the occurrence of which would allow the lenders to accelerate all outstanding loans and terminate their commitments, including certain changes in control of Oncor that are not permitted transactions under the term loan credit agreement, cross-default provisions in the event Oncor or any of its subsidiaries defaults on indebtedness in a principal amount in excess of $100 million or receives judgments for the payment of money in excess of $50 million that are not discharged within 60 days.

8.	COMMITMENTS AND CONTINGENCIES

EFH Bankruptcy Proceedings

On the EFH Petition Date, the Debtors commenced the EFH Bankruptcy Proceedings. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings. See Notes 2 and 13 for a discussion of the potential impacts on us as a result of the EFH Bankruptcy Proceedings and our related-party transactions involving members of the Texas Holdings Group, respectively.

Leases

At December 31, 2016, future minimum lease payments under operating leases (with initial or remaining noncancelable lease terms in excess of one year) were as follows:

Year	Amount
2017	$6
2018	1
2019	1
2020	—
2021	—
Thereafter	—

Total future minimum lease payments	$8

Rent charged to operation and maintenance expense totaled $9 million for the year ended December 31, 2016.

Efficiency Spending

Oncor is required to annually invest in programs designed to improve customer electricity demand efficiencies to satisfy ongoing regulatory requirements. The 2017 requirement is $49 million which is recoverable in rates.

Legal/Regulatory Proceedings

We are involved in other various legal and administrative proceedings in the normal course of business, the ultimate resolution of which, in the opinion of management, should not have a material effect upon our financial position, results of operations or cash flows. See Note 3 for additional information regarding contingencies.

Labor Contracts

At December 31, 2016, approximately 19% of Oncor’s full time employees were represented by a labor union. Such employees are covered by a collective bargaining agreement with an expiration date of October 25, 2018.

Environmental Contingencies

Oncor must comply with environmental laws and regulations applicable to the handling and disposal of hazardous waste. Oncor is in compliance with all current laws and regulations; however, the impact, if any, of changes to existing regulations or the implementation of new regulations is not determinable. The costs to comply with environmental regulations can be significantly affected by the following external events or conditions:

•	changes to existing state or federal regulation by governmental authorities having jurisdiction over control of toxic substances and hazardous and solid wastes, and other environmental matters, and

•	the identification of additional sites requiring clean-up or the filing of other complaints in which Oncor may be asserted to be a potential responsible party.

9.	MEMBERSHIP INTERESTS

While there are no direct restrictions on our ability to distribute our net income that are currently material, substantially all of our net income is derived from Oncor. Our board of directors and Oncor’s board of directors, which are composed of a majority of independent directors, can withhold distributions to the extent such board determines that it is necessary to retain such amounts to meet the respective company’s expected future requirements. The PUCT has the authority to determine what types of debt and equity are included in a utility’s debt-to-equity ratio. For purposes of this ratio, debt is calculated as long-term debt including capital leases plus unamortized gains on reacquired debt less unamortized issuance expenses, premiums and losses on reacquired debt. The debt calculation excludes any transition bonds issued by Bondco. Equity is calculated as membership interests determined in accordance with US GAAP, excluding the effects of acquisition accounting (which included recording the initial goodwill and fair value adjustments and subsequent related impairments and amortization).

Oncor’s distributions are limited by its required regulatory capital structure to be at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity. At December 31, 2016, of its total net assets, $103 million was available for distribution to Oncor’s members as Oncor’s regulatory capitalization ratio was 59.4% debt and 40.6% equity, of which approximately 80% relates to our ownership interest. The PUCT authorized capital structure will be 57.5% debt and 42.5% equity effective November 27, 2017 contingent upon the PUCT order issued in PUCT Docket No. 46957 becoming final and taking effect (see Note 3 for more details). To obtain the additional 2.5% equity capitalization, Oncor anticipates that approximately $250 million of equity will be needed. The PUCT order provides for the use of a regulatory liability and bill credit mechanism until the new authorized regulatory capital structure is met following the effective date for new rates to reflect Oncor’s actual capitalization prior to achieving the authorized capital structure.

During 2016, our board of directors declared, and we paid the following cash distributions to EFIH:

Declaration Date	Payment Date	Amount
October 26, 2016	October 27, 2016	$28
July 27, 2016	August 11, 2016	$49
April 27, 2016	May 11, 2016	$46
February 24, 2016	February 25, 2016	$40

Accumulated Other Comprehensive Income (Loss)

The following tables present the changes to accumulated other comprehensive income (loss) for the year ended December 31, 2016:

	Cash Flow Hedges – Interest Rate Swap	Defined Benefit Pension and OPEB Plans	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2015	$(18)	$(73)	$(91)
Defined benefit pension plans (net of tax)	—	—	—
Amounts reclassified from accumulated other comprehensive income (loss) and reported in interest expense and related charges	2	—	2

Balance at December 31, 2016	$(16)	$(73)	$(89)

10.	NONCONTROLLING INTERESTS

At December 31, 2016, Oncor’s ownership was as follows: 80.03% held by us, 19.75% held by Texas Transmission and 0.22% held indirectly by certain current and former members of Oncor’s management team and board of directors. The book value of the noncontrolling interests exceeds its ownership percentage due to the portion of Oncor’s deferred taxes not attributable to the noncontrolling interests.

11.	PENSION AND OTHER POSTRETIREMENT EMPLOYEE BENEFITS (OPEB) PLANS

Regulatory Recovery of Pension and OPEB Costs

PURA provides for Oncor’s recovery of pension and OPEB costs applicable to services of its active and retired employees, as well as services of other EFH Corp. active and retired employees prior to the deregulation and disaggregation of EFH Corp.’s electric utility businesses effective January 1, 2002 (recoverable service). Accordingly, Oncor entered into an agreement with EFH Corp. whereby we assumed responsibility for applicable pension and OPEB costs related to those personnel’s recoverable service.

Oncor is authorized to establish a regulatory asset or liability for the difference between the amounts of pension and OPEB costs approved in current billing rates and the actual amounts that would otherwise have been recorded as charges or credits to earnings related to recoverable service. Amounts deferred are ultimately subject to regulatory approval. At December 31, 2016, Oncor had recorded regulatory assets totaling $1.199 billion related to pension and OPEB costs, including amounts related to deferred expenses as well as amounts related to unfunded liabilities that otherwise would be recorded as other comprehensive income.

Oncor has also assumed primary responsibility for pension benefits of a closed group of retired and terminated vested plan participants not related to our regulated utility business (non-recoverable service) in a 2012 transaction. Any retirement costs associated with non-recoverable service is not recoverable through rates.

Pension Plans

Oncor sponsors the Oncor Retirement Plan and also has liabilities under the Vistra Retirement Plan (formerly EFH Retirement Plan), both of which are qualified pension plans under Section 401(a) of the Internal Revenue Code of 1986, as amended (Code), and are subject to the provisions of ERISA. Employees do not contribute to either plan. These pension plans provide benefits to participants under one of two formulas: (i) a Cash Balance Formula under which participants earn monthly contribution credits based on their compensation and a combination of their age and years of service, plus monthly interest credits or (ii) a Traditional Retirement Plan Formula based on years of service and the average earnings of the three years of highest earnings. The interest component of the Cash Balance Formula is variable and is determined using the yield on 30-year Treasury bonds. Under the Cash Balance Formula, future increases in earnings will not apply to prior service costs.

All eligible employees hired after January 1, 2001 participate under the Cash Balance Formula. Certain employees, who, prior to January 1, 2002, participated under the Traditional Retirement Plan Formula, continue their participation under that formula. It is the sponsors’ policy to fund the plans on a current basis to the extent required under existing federal tax and ERISA regulations.

Oncor also has the Oncor Supplemental Retirement Plan for certain employees whose retirement benefits cannot be fully earned under the qualified retirement plan, the information for which is included below.

OPEB Plan

Until July 1, 2014, Oncor participated with EFH Corp. and other subsidiaries of EFH Corp. to offer certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees (EFH OPEB Plan). As discussed below, Oncor ceased participation in the EFH OPEB Plan and established its own OPEB plan for Oncor’s eligible retirees, certain eligible retirees of EFH Corp. for whom we have OPEB liability with respect to their regulated service, and their dependents (Oncor OPEB Plan). For employees retiring on or after January 1, 2002, the retiree contributions required for such coverage vary based on a formula depending on the retiree’s age and years of service.

In April 2014, Oncor entered into an agreement with EFH Corp. (subsequently assigned to Vistra) in which it agreed to transfer to the Oncor OPEB Plan effective July 1, 2014, the assets and liabilities related to its eligible current and future retirees as well as certain eligible retirees of EFH Corp. whose employment included service with both Oncor (or a predecessor regulated electric business) and a non-regulated business of EFH Corp. Pursuant to the agreement, Vistra will retain its portion of the liability for retiree benefits related to those retirees. As Oncor is not responsible for Vistra’s portion of the Oncor OPEB Plan’s unfunded liability totaling $85 million as of December 31, 2016, that amount is not reported on our balance sheet.

Pension and OPEB Costs

Pension and OPEB amounts provided herein include amounts related only to Oncor’s portion of the various plans based on actuarial computations and reflect Oncor’s employee and retiree demographics as described above. Oncor’s net costs related to pension and OPEB plans for the year ended December 31, 2016 were comprised of the following:

Year Ended December 31, 2016
Pension costs	$76
OPEB costs	62

Total benefit costs	138
Less amounts recognized principally as property or a regulatory asset	(100)

Net amounts recognized as expense	$38

The calculated value method is used to determine the market-related value of the assets held in the trust for purposes of calculating pension costs. Realized and unrealized gains or losses in the market-related value of assets are included over a rolling four-year period. Each year, 25% of such gains and losses for the current year and for each of the preceding three years is included in the market-related value. Each year, the market-related value of assets is increased for contributions to the plan and investment income and is decreased for benefit payments and expenses for that year.

The fair value method is used to determine the market-related value of the assets held in the trust for purposes of calculating OPEB cost.

Detailed Information Regarding Pension and OPEB Benefits

The following pension and OPEB information is based on a December 31, 2016 measurement date:

	Pension Plans	OPEB Plan
	Year Ended December 31, 2016	Year Ended December 31, 2016
Assumptions Used to Determine Net Periodic Pension and OPEB Costs:
Discount rate	4.30%	4.60%
Expected return on plan assets	5.54%	6.30%
Rate of compensation increase	3.29%	—
Components of Net Pension and OPEB Costs:
Service cost	$23	$7
Interest cost	134	49
Expected return on assets	(122)	(9)
Amortization of prior service cost (credit)	—	(20)
Amortization of net loss	41	35

Net periodic pension and OPEB costs	$76	$62

Other Changes in Plan Assets and Benefit Obligations Recognized as Regulatory Assets or in Other Comprehensive Income:
Net loss (gain)	$41	$10
Amortization of net loss	(41)	(35)
Amortization of prior service (cost) credit	—	20

Total recognized as regulatory assets or other comprehensive income	—	(5)

Total recognized in net periodic pension and OPEB costs and as regulatory assets or other comprehensive income	$76	$57

	Pension Plans	OPEB Plan
	Year Ended December 31, 2016	Year Ended December 31, 2016
Assumptions Used to Determine Benefit Obligations at Period End:
Discount rate	4.05%	4.35%
Rate of compensation increase	3.33%	—

	Pension Plans	OPEB Plan
	Year Ended December 31, 2016	Year Ended December 31, 2016
Change in Projected Benefit Obligation:
Projected benefit obligation at beginning of year	$3,201	$1,088
Service cost	23	7
Interest cost	134	49
Participant contributions	—	17
Assumption of liabilities	—	7
Actuarial (gain) loss	106	10
Benefits paid	(157)	(62)

Projected benefit obligation at end of year	$3,307	$1,116

Accumulated benefit obligation at end of year	$3,213	$—
Change in Plan Assets:
Fair value of assets at beginning of year	$2,252	$141
Actual return (loss) on assets	188	9
Employer contributions	4	31
Assets related to assumed liabilities	—	7
Participant contributions	—	17
Benefits paid	(157)	(62)

Fair value of assets at end of year	$2,287	$143

Funded Status:
Projected benefit obligation at end of year	$(3,307)	$(1,116)
Fair value of assets at end of year	2,287	143

Funded status at end of year	$(1,020)	$(973)

	Pension Plans	OPEB Plan
	Year Ended December 31, 2016	Year Ended December 31, 2016
Amounts Recognized in the Balance Sheet Consist of:
Liabilities:
Other current liabilities	$(4)	$—
Other noncurrent liabilities	(1,016)	(973)

Net liability recognized	$(1,020)	$(973)

Regulatory assets:
Net loss	$583	$296
Prior service cost (credit)	—	(30)

Net regulatory asset recognized	$583	$266

Accumulated other comprehensive net loss	$136	$4

The following tables provide information regarding the assumed health care cost trend rates.

Year Ended December 31, 2016
Assumed Health Care Cost Trend Rates — Not Medicare Eligible:
Health care cost trend rate assumed for next year	5.80%
Rate to which the cost trend is expected to decline (the ultimate trend rate)	5.00%
Year that the rate reaches the ultimate trend rate	2024
Assumed Health Care Cost Trend Rates — Medicare Eligible:
Health care cost trend rate assumed for next year	5.70%
Rate to which the cost trend is expected to decline (the ultimate trend rate)	5.00%
Year that the rate reaches the ultimate trend rate	2024

1-Percentage Point Increase
Sensitivity Analysis of Assumed Health Care Cost Trend Rates:
Effect on accumulated postretirement obligation	$152
Effect on postretirement benefits cost	8

The following table provides information regarding pension plans with projected benefit obligations (PBO) and accumulated benefit obligations (ABO) in excess of the fair value of plan assets.

At December 31, 2016
Pension Plan with PBO and ABO in Excess of Plan Assets:
Projected benefit obligations	$3,137
Accumulated benefit obligations	3,051
Plan assets	2,112

Pension and OPEB Plans Investment Strategy and Asset Allocations

Oncor’s investment objective for the retirement plans is to invest in a suitable mix of assets to meet the future benefit obligations at an acceptable level of risk, while minimizing the volatility of contributions. Equity securities are held to achieve returns in excess of passive indexes by participating in a wide range of investment opportunities. International equity, real estate securities and credit strategies (high yield bonds, emerging market debt and bank loans) are used to further diversify the equity portfolio. International equity securities may include investments in both developed and emerging international markets. Fixed income securities include primarily corporate bonds from a diversified range of companies, U.S.Treasuries and agency securities and money market instruments. The investment strategy for fixed income investments is to maintain a high grade portfolio of securities, which assists Oncor in managing the volatility and magnitude of plan contributions and expense while maintaining sufficient cash and short-term investments to pay near-term benefits and expenses.

The Oncor Retirement Plan’s investments are managed in two pools: one pool associated with the recoverable service portion of plan obligations related to Oncor’s regulated utility business, and a second pool associated with the non-recoverable service portion of plan obligations not related to Oncor’s regulated utility business. Each pool is invested in a broadly diversified portfolio as shown below. The second pool represents about 34% of total investments at December 31, 2016.

The target asset allocation ranges of the pension plans investments by asset category are as follows:

Target Allocation Ranges
Asset Category	Recoverable	Nonrecoverable
International equities	14% - 18%	5% - 9%
U.S. equities	17% - 21%	6% - 10%
Real estate	4% - 5%	—
Credit strategies	6% - 8%	4% - 6%
Fixed income	48% - 60%	76% -84%

The investment objective for the OPEB plan primarily follows the objectives of the pension plans discussed above, while maintaining sufficient cash and short-term investments to pay near-term benefits and expenses. The actual amounts at December 31, 2016 provided below are consistent with the asset allocation targets.

Fair Value Measurement of Pension Plans Assets

At December 31, 2016, pension plans assets measured at fair value on a recurring basis consisted of the following:

	At December 31, 2016
Asset Category	Level 1	Level 2	Level 3	Total
Interest-bearing cash	$—	$14	$—	$14
Equity securities:
U.S.	193	3	—	196
International	225	—	—	225
Fixed income securities:
Corporate bonds (a)	—	1,089	—	1,089
U.S. Treasuries	—	223	—	223
Other (b)	—	40	—	40
Real estate	—	—	5	5

Total assets in the fair value hierarchy	$418	$1,369	$5	1,792

Total assets measured at net asset value (c)				495

Total fair value of plan assets				$2,287

(a)	Substantially all corporate bonds are rated investment grade by a major ratings agency such as Moody’s.
(b)	Other consists primarily of municipal bonds, emerging market debt, bank loans and fixed income derivative instruments.
(c)	Fair value was measured using the net asset value (NAV) per share as a practical expedient as the investments did not have a readily determinable fair value and are not required to be classified in the fair value hierarchy. The NAV fair value amounts presented here are intended to permit a reconciliation to the total fair value of plan assets.

There was no significant change in the fair value of Level 3 assets in the periods presented.

Fair Value Measurement of OPEB Plan Assets

At December 31, 2016, OPEB plan assets measured at fair value on a recurring basis consisted of the following:

	At December 31, 2016
Asset Category	Level 1	Level 2	Level 3	Total
Interest-bearing cash	$2	$—	$—	$2
Equity securities:
U.S.	41	—	—	41
International	28	—	—	28
Fixed income securities:
Corporate bonds (a)	—	28	—	28
U.S. Treasuries	—	2	—	2
Other (b)	28	—	—	28

Total assets in the fair value hierarchy	$99	$30	$—	129

Total assets measured at net asset value (c)				14

Total fair value of plan assets				$143

(a)	Substantially all corporate bonds are rated investment grade by a major ratings agency such as Moody’s.
(b)	Other consists primarily of diversified bond mutual funds.
(c)	Fair value was measured using the net asset value (NAV) per share as a practical expedient as the investments did not have a readily determinable fair value and are not required to be classified in the fair value hierarchy. The NAV fair value amounts presented here are intended to permit a reconciliation to the total fair value of plan assets.

Expected Long-Term Rate of Return on Assets Assumption

The retirement plans’ strategic asset allocation is determined in conjunction with the plans’ advisors and utilizes a comprehensive Asset-Liability modeling approach to evaluate potential long-term outcomes of various investment strategies. The modeling incorporates long-term rate of return assumptions for each asset class based on historical and future expected asset class returns, current market conditions, rate of inflation, current prospects for economic growth, and taking into account the diversification benefits of investing in multiple asset classes and potential benefits of employing active investment management.

Pension Plans		OPEB Plan
Asset Class	Expected Long- Term Rate of Return	Asset Class	Expected Long- Term Rate of Return
International equity securities	6.98%	401(h) accounts	6.60%
U.S. equity securities	6.40%	Life insurance VEBA	6.01%
Real estate	5.00%	Union VEBA	6.01%
Credit strategies	5.22%	Non-union VEBA	2.20%

Fixed income securities	4.50%	Weighted average	6.10%

Weighted average (a)	5.46%

(a)	The 2017 expected long-term rate of return for the nonregulated portion of the Oncor Retirement Plan is 4.62% and 5.13% for Oncor’s portion of the Vistra Retirement Plan.

Significant Concentrations of Risk

The plans’ investments are exposed to risks such as interest rate, capital market and credit risks. Oncor seeks to optimize return on investment consistent with levels of liquidity and investment risk which are prudent and reasonable, given prevailing capital market conditions and other factors specific to participating employers. While Oncor recognizes the importance of return, investments will be diversified in order to minimize the risk of large losses unless, under the circumstances, it is clearly prudent not to do so. There are also various restrictions and guidelines in place including limitations on types of investments allowed and portfolio weightings for certain investment securities to assist in the mitigation of the risk of large losses.

Assumed Discount Rate

For the Oncor retirement plans at December 31, 2016, Oncor selected the assumed discount rate using the Aon Hewitt AA-AAA Bond Universe yield curve, which is based on corporate bond yields and at December 31, 2016 consisted of 1,217 corporate bonds with an average rating of AA and AAA using Moody’s, S&P and Fitch ratings. For the Oncor OPEB Plan at December 31, 2016, Oncor selected the assumed discount rate using the Aon Hewitt AA Above Median yield curve, which is based on corporate bond yields and at December 31, 2016 consisted of 489 corporate bonds with an average rating of AA using Moody’s, S&P and Fitch ratings.

Amortization in 2017

In 2017, amortization of the net actuarial loss and prior service credit for the defined benefit pension plans from regulatory assets and other comprehensive income into net periodic benefit cost is expected to be $46 million and zero, respectively. Amortization of the net actuarial loss and prior service credit for the OPEB plan from regulatory assets into net periodic benefit cost is expected to be $32 million and a $20 million credit, respectively.

Pension and OPEB Plans Cash Contributions

Oncor’s contributions to the benefit plans were as follows:

Year Ended December 31, 2016
Pension plans contributions	$4
OPEB plan contributions	31

Total contributions	$35

Oncor’s funding for the pension plans and the Oncor OPEB Plan is expected to total $149 million and $31 million, respectively, in 2017 and approximately $564 million and $153 million, respectively, in the 2017 to 2021 period.

Future Benefit Payments

Estimated future benefit payments to participants are as follows:

	2017	2018	2019	2020	2021	2022-26
Pension plans	$173	$179	$184	$190	$195	$1,032
OPEB plan	$52	$55	$57	$60	$63	$338

Thrift Plan

Oncor employees are eligible to participate in a qualified savings plan, a participant-directed defined contribution plan intended to qualify under Section 401(a) of the Code, and is subject to the provisions of

ERISA. Under the plan, employees may contribute, through pre-tax salary deferrals and/or after-tax applicable payroll deductions, a portion of their regular salary or wages as permitted under law. Employer matching contributions are made in an amount equal to 100% of the first 6% of employee contributions for employees who are covered under the Cash Balance Formula of the Oncor Retirement Plan, and 75% of the first 6% of employee contributions for employees who are covered under the Traditional Retirement Plan Formula of the Oncor Retirement Plan. Employer matching contributions are made in cash and may be allocated by participants to any of the plan’s investment options.

Contributions to the Oncor Thrift Plan totaled $15 million for the year ended December 31, 2016.

12.	STOCK-BASED COMPENSATION

Oncor currently does not offer stock-based compensation to its employees or directors. In 2008, Oncor established the SARs Plan under which certain of its executive officers and key employees were granted stock appreciation rights payable in cash, or in some circumstances, Oncor membership interests. In February 2009, Oncor established the Oncor Electric Delivery Company LLC Director Stock Appreciation Rights Plan (the Director SARs Plan) under which certain non-employee members of its board of directors and other persons having a relationship with Oncor were granted SARs payable in cash, or in some circumstances, Oncor membership interests.

In November 2012, Oncor accepted the early exercise of all outstanding SARs (both vested and unvested) issued to date pursuant to both SARs Plans. As part of the 2012 early exercise of SARs Oncor began accruing interest on dividends declared with respect to the SARs. Under both SARs plans, dividends that were paid in respect of Oncor membership interests while the SARs were outstanding were credited to the SARs holder’s account as if the SARs were units, payable upon the earliest to occur of death, disability, separation from service, unforeseeable emergency, a change in control, or the occurrence of an event triggering SAR exercisability pursuant to Section 5(c)(ii) of the SARs Plan. As a result, at December 31, 2016, Oncor has recorded a liability of approximately $11 million relating to SARS dividend accruals. For accounting purposes, the liability is discounted based on an employee’s or director’s expected retirement date. Oncor recognized approximately $1 million in accretion and interest with respect to such dividends in 2016.

13.	RELATED-PARTY TRANSACTIONS

The following represent our significant related-party transactions and related matters. See Note 2 for additional information regarding related-party contingencies resulting from the EFH Bankruptcy Proceedings and information regarding the Vistra Spin-Off. As a result of the Vistra Spin-Off, Vistra and its subsidiaries, including Luminant and TXU Energy, ceased to be related parties as of October 3, 2016.

•	Oncor recorded revenue from TCEH, principally for electricity delivery fees, which totaled $715 million for the period ended January 1, 2016 through October 2, 2016. The fees are based on rates regulated by the PUCT that apply to all REPs.

Trade accounts and other receivables from affiliates at December 31, 2016 was zero as a result of the Vistra Spin-Off.

•	EFH Corp. subsidiaries charge Oncor for certain administrative services at cost. Oncor’s payments to EFH Corp. subsidiaries for administrative services, which are primarily reported in operation and maintenance expenses, totaled $1 million for the year ended December 31, 2016. Oncor and EFH Corp. also charge each other for shared facilities at cost. Oncor’s payments to EFH Corp. for shared facilities totaled $3 million for the year ended December 31, 2016. Payments Oncor received from EFH Corp. subsidiaries related to shared facilities totaled $1 million for the year ended December 31, 2016.

•	We are a member of EFH Corp.’s consolidated tax group, though Oncor is not, and EFH Corp.’s consolidated federal income tax return includes our results. Under the terms of a tax sharing agreement,

we are obligated to make payments to EFH Corp. in an aggregate amount that is substantially equal to the amount of federal income taxes that we would have been required to pay if we were filing our own corporate income tax return. Also under the terms of the tax sharing agreement, Oncor makes similar payments to Texas Transmission and Investment LLC, pro rata in accordance with their respective membership interests in Oncor, in an aggregate amount that is substantially equal to the amount of federal income taxes that Oncor would have been required to pay if it were filing its own corporate income tax return. EFH Corp. also includes Oncor’s results in its consolidated Texas state margin tax return, and consistent with the tax sharing agreement, Oncor remits to EFH Corp. Texas margin tax payments, which are accounted for as income taxes and calculated as if Oncor was filing its own return. Our results are also included in the consolidated Texas state margin tax return filed by EFH Corp. See discussion in Note 1 to Financial Statements under “Income Taxes.”

Amounts payable to (receivable from) EFH Corp. related to income taxes under the agreement and reported on our balance sheet consisted of the following:

At December 31, 2016
Federal income taxes payable (receivable)	$(57)
Texas margin taxes payable	20

Total payable (receivable)	$(37)

Cash payments made to (received from) EFH Corp. related to income taxes consisted of the following:

Year Ended December 31, 2016
Federal income taxes	$21
Texas margin taxes	20

Total payments (receipts)	$41

•	Certain transmission and distribution utilities in Texas have tariffs in place to assure adequate credit worthiness of any REP to support the REP’s obligation to collect transition bond-related charges on behalf of the utility. Under these tariffs, as a result of TCEH’s credit rating being below investment grade, TCEH was required to post collateral support in an amount equal to estimated transition charges over specified time periods. No letters of credit were posted at December 31, 2016 since the transition bonds were paid in full in May 2016.

•	Related parties of the Sponsor Group have (1) sold, acquired or participated in the offerings of Oncor’s debt or debt securities in open market transactions or through loan syndications, and (2) performed various financial advisory, dealer, commercial banking and investment banking services for us and certain of our affiliates for which they have received or will receive customary fees and expenses, and may from time to time in the future participate in any of the items in (1) and (2) above. Also, since March 31, 2015, approximately 16% of the equity in an existing vendor of the company has been owned by a member of the Sponsor Group. During 2016, this vendor performed transmission and distribution system construction and maintenance services for us. Cash payments were made for such services to this vendor totaling $188 million for 2016, of which approximately $180 million was capitalized and $8 million recorded as an operation and maintenance expense. At December 31, 2016, we had outstanding trade payables to this vendor of $5 million.

See Notes 9 and 10 for information regarding distributions to EFIH and noncontrolling interests and Oncor’s participation in previous EFH Corp. pension and OPEB plans, respectively.

14.	SUPPLEMENTARY FINANCIAL INFORMATION

Variable Interest Entities

Through December 29, 2016, Oncor was the primary beneficiary and consolidated a wholly-owned VIE, Bondco, which was organized for the limited purpose of issuing specific transition bonds and purchasing and owning transition property acquired from Oncor that is pledged as collateral to secure the bonds. Oncor acted as the servicer for this entity to collect transition charges authorized by the PUCT. These funds were remitted to the trustee and used for interest and principal payments on the transition bonds and related costs. Bondco was dissolved effective December 29, 2016.

Bondco had issued an aggregate $1.3 billion principal amount of transition bonds during 2003 and 2004. The 2003 Series transition bonds matured and were paid in full in 2015 and the 2004 Series transition bonds matured and were paid in full in May 2016.

Oncor did not provide any financial support to Bondco during the year ended December 31, 2016.

Major Customers

Revenues from subsidiaries of Vistra (formerly subsidiaries of TCEH) represented 23% of our total operating revenues for the year ended December 31, 2016. Revenues from REP subsidiaries of another nonaffiliated entity, collectively represented 17% of total operating revenues for the year ended December 31, 2016. No other customer represented 10% or more of our total operating revenues.

Other Income and (Deductions)

Year Ended December 31, 2016
Accretion of fair value adjustment (discount) to regulatory assets due to acquisition accounting	$1
Professional fees	(15)
Non-recoverable pension and OPEB (Note 11)	(2)
Interest income	2
Other	(1)

Total other income and (deductions) — net	$(15)

Interest Expense and Related Charges

Year Ended December 31, 2016
Interest	$341
Amortization of debt issuance costs and discounts	3
Less allowance for funds used during construction — capitalized interest portion	(8)

Total interest expense and related charges	$336

Trade Accounts and Other Receivables

Trade accounts and other receivables reported on our balance sheet consisted of the following:

At December 31, 2016
Gross trade accounts and other receivables	$548
Trade accounts and other receivables from TCEH (affiliated)	—
Allowance for uncollectible accounts	(3)

Trade accounts receivable from nonaffiliates — net	$545

At December 31, 2016, REP subsidiaries of Vistra collectively represented approximately 15% of the nonaffiliated trade accounts receivable amount. Also, at December 31, 2016, REP subsidiaries of another nonaffiliated entity collectively represented approximately 12% of the nonaffiliated trade accounts receivable amount.

Under a PUCT rule relating to the Certification of Retail Electric Providers, write-offs of uncollectible amounts owed by nonaffiliated REPs are deferred as a regulatory asset.

Investments and Other Property

Investments and other property reported on our balance sheet as part of property, plant and equipment consisted of the following:

At December 31, 2016
Assets related to employee benefit plans, including employee savings programs	$98
Land	2

Total investments and other property	$100

The majority of these assets represent cash surrender values of life insurance policies that are purchased to fund liabilities under deferred compensation plans. At December 31, 2016, the face amount of these policies totaled $153 million and the net cash surrender values (determined using a Level 2 valuation technique) totaled $76 million for the year ended December 31, 2016. Changes in cash surrender value are netted against premiums paid. Other investment assets held to satisfy deferred compensation liabilities are recorded at market value.

Property, Plant and Equipment

Property, plant and equipment reported on our balance sheet consisted of the following:

	Composite Depreciation Rate/Avg. Life at December 31, 2016	At December 31, 2016
Assets in service:
Distribution	3.9% / 25.5 years	$11,369
Transmission	2.8% / 35.2 years	7,734
Other assets	9.0% / 11.1 years	1,131

Total		20,234
Less accumulated depreciation		6,836

Net of accumulated depreciation		13,398
Construction work in progress		416
Held for future use		15

Property, plant and equipment — net		$13,829

Depreciation expense as a percent of average depreciable property approximated 3.5% for the year ended December 31, 2016.

Intangible Assets

Intangible assets (other than goodwill) reported on our balance sheet consisted of the following:

	At December 31, 2016
	Gross Carrying Amount	Accumulated Amortization	Net
Identifiable intangible assets subject to amortization included in property, plant and equipment:
Land easements	$491	$94	$397
Capitalized software	470	326	144

Total	$961	$420	$541

Aggregate amortization expense for intangible assets totaled $61 million for the year ended December 31, 2016. At December 31, 2016, the weighted average remaining useful life of capitalized land easements and software was 84 years. The estimated aggregate amortization expense for each of the next five fiscal years is as follows:

Year	Amortization Expense
2017	$56
2018	37
2019	34
2020	33
2021	33

At December 31, 2016, goodwill totaling $4.1 billion was reported on our balance sheet. None of this goodwill is being deducted for tax purposes. See Note 1 regarding goodwill impairment assessment and testing.

Employee Benefit Obligations and Other

Employee benefit obligations and other reported on our balance sheet consisted of the following:

At December 31, 2016
Retirement plans and other employee benefits	$2,092
Liabilities related to subsidiary tax sharing agreement	229
Uncertain tax positions (including accrued interest)	3
Investment tax credits	12
Other	63

Total employee benefit obligations and other	$2,399

In the first quarter of 2017, EFH Corp. settled all open tax claims with the IRS. As a result, we reduced the liability for uncertain tax positions by $3 million. This reduction was reported as a decrease in provision in lieu of income taxes.

Supplemental Cash Flow Information

Year Ended December 31, 2016
Cash payments related to:
Interest	$336
Less capitalized interest	(8)

Interest payments (net of amounts capitalized)	$328

Income taxes:
Federal	$21
State	20

Total income taxes	$41

Noncash construction expenditures (a)	$122

(a)	Represents end-of-period accruals.

15.	CONDENSED FINANCIAL INFORMATION

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC (Parent Co.)

PARENT ONLY FINANCIAL INFORMATION

(millions of dollars)

CONDENSED STATEMENT OF COMPREHENSIVE INCOME

Year Ended December 31, 2016
Income tax expense	$(12)
Equity in earnings of subsidiary	344

Net Income	332
Other comprehensive income (net of tax benefit of $1)	2

Comprehensive income	$334

CONDENSED STATEMENT OF CASH FLOWS

Year Ended December 31, 2016
Cash provided by operating activities	$162
Cash used in financing activities — distributions paid to parent	(162)

Net change in cash and cash equivalents	—
Cash and cash equivalents — beginning balance	—

Cash and cash equivalents — ending balance	$—

CONDENSED BALANCE SHEET

At December 31, 2016
ASSETS
Cash and cash equivalents	$—
Investments — noncurrent	6,340
Accumulated deferred income taxes	129

Total assets	$6,469

LIABILITIES AND MEMBERSHIP INTERESTS
Income taxes payable to EFH Corp. — current	$8
Other noncurrent liabilities and deferred credits	230

Total liabilities	238
Membership interests	6,231

Total liabilities and membership interests	$6,469

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC (Parent Co.)

CONDENSED FINANCIAL INFORMATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

Basis of Presentation

References herein to “we,” “our,” “us” and “the company” are to Oncor Holdings (Parent Co.) and/or its direct or indirect subsidiaries as apparent in the context.

The accompanying condensed balance sheet is presented at December 31, 2016, and the accompanying condensed statements of income and cash flows are presented for the year ended December 31, 2016. We are a Delaware limited liability company wholly-owned by EFIH, which is a wholly owned subsidiary of EFH Corp. As of December 31, 2016, we own approximately 80% of the membership interests in Oncor. Certain information and footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been omitted pursuant to the rules of the US Securities and Exchange Commission. Because the condensed financial statements do not include all of the information and footnotes required by US GAAP, they should be read in conjunction with the consolidated financial statements and Notes 1 through 14. Our subsidiary has been accounted for under the equity method. All dollar amounts in the financial statements are stated in millions of US dollars unless otherwise indicated.

Distribution Restrictions

While there are no direct restrictions on our ability to distribute our net income that are currently material, substantially all of our net income is derived from Oncor. Our board of directors and Oncor’s board of directors, which are composed of a majority of independent directors, can withhold distributions to the extent the boards determine that it is necessary to retain such amounts to meet our expected future requirements. The PUCT has the authority to determine what types of debt and equity are included in a utility’s debt-to-equity ratio. For purposes of this ratio, debt is calculated as long-term debt including capital leases plus unamortized gains on reacquired debt less unamortized issuance expenses, premiums and losses on reacquired debt. The debt calculation excludes any transition bonds issued by Bondco. Equity is calculated as membership interests determined in accordance with GAAP, excluding the effects of acquisition accounting (which included recording the initial goodwill and fair value adjustments and the subsequent related impairments and amortization).

Oncor’s distributions are limited by its required regulatory capital structure to be at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes, which is currently set at 60% debt to 40% equity. At December 31, 2016, Oncor’s regulatory capitalization ratio was 59.4% debt and 40.6% equity. At December 31, 2016, of its total net assets, $103 million was available for distribution to Oncor’s members under the capital structure restriction, of which approximately 80% relates to our ownership interest.

During 2016, Oncor’s board of directors declared, and Oncor paid to us the following cash distributions:

Year Ended December 31, 2016
(millions of dollars)
Distributions received subsequently paid to EFH Corp. as federal income taxes recognized as operating activities	$21
Distributions received subsequently paid to EFIH recognized as financing activities	162

Total distributions from Oncor	$183